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                                                                    Exhibit 10.1

                          AGREEMENT AND PLAN OF MERGER

                             Dated February 4, 1997

                                  by and among

                       UNITED STATES SURGICAL CORPORATION

                             USSC DEL MEDICAL, INC.

                                       and

                      PROGRESSIVE ANGIOPLASTY SYSTEMS, INC.
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       This Agreement and Plan of Merger ("Agreement") is made and entered into
February 4, 1997 by and among United States Surgical Corporation, a Delaware corporation ("USSC"), USSC Del Medical, Inc., a Delaware corporation ("Transitory Sub"), and Progressive Angioplasty Systems, Inc., a Delaware corporation ("PAS") (collectively, the "Parties").

       Intending To Be Legally Bound, and in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

       Section 1.01 DEFINITIONS.

       As used in this Agreement, the following terms have the meanings set forth in this Article I.

       "Acquisition Proposal" means any proposal for the acquisition of, or merger or other business combination involving, PAS or the sale of any securities or a substantial portion of the assets of PAS, other than the ansactions contemplated by this Agreement.

       "Act" means the Securities Act of 1933, as amended, and the regulations and rules promulgated thereunder.

       "Action" means any claim, action, suit or proceeding, whether civil or criminal, at law or in equity.

       "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

       "Business Condition" means the consolidated business and operations, properties, assets, liabilities, litigation, commitments, earnings, financial condition, prospects or results of operations.

       "Certificate of Merger" means the Certificate of Merger as set forth on EXHIBIT A attached hereto.

       "Closing Price" means the weighted average of the closing prices of a share of USSC Common Stock as reported by THE WALL STREET JOURNAL under the New York Stock Exchange composite transactions for the sixty (60) trading days ending one (1) business day prior to


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either the Effective Date, in the case of the Aggregate Initial USSC Stock
(defined below), a Milestone Achievement Date (defined below), or an Earn Out Calculation Date (defined below), as the case may be.

       "Code" means the Internal Revenue Code of 1986 of the United States of America, as amended.

       "Delaware Law" means the Corporation Law of the State of Delaware.

       "Earn Out Period" means the period commencing on the earliest of August 1, l997, the Option Exercise Date under the Stock Option Agreement (as defined below) or the Effective Date, and ending December 31, 2003.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "GAAP" means general accepted accounting principles consistently applied.

       "Governmental Body" means any agency, bureau, commission, court, department, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

       "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

       "Initial Consideration" means the Aggregate Initial USSC Stock.

       "Laws" means statutes, laws, regulations, rules, ordinances, guidelines, judgments, orders, decisions or interpretation of any Governmental Body.

       "Lien" means, with respect to any asset or property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or property. For the purposes of this Agreement, PAS shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

       "Material Adverse Effect" means any event, change or effect that is materially adverse to the Business Condition.

       "PAS Capital Stock" means all of the capital stock of PAS including all PAS Common Stock, PAS Preferred Stock and shares of PAS common stock issuable on exercise of PAS Options (defined below).

       "PAS Common Stock" means the issued and outstanding shares of common stock, $0.001 par value, of PAS.


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       "PAS Options" means options to acquire up to an aggregate of 1,460,000 shares of PAS Common Stock granted prior to the date hereof.

       "PAS Preferred Stock" means all of the issued and outstanding shares of all classes of preferred stock of PAS.

       "Person" means any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political sub division or any agency or instrumentality thereof.

       "Registration Statement" means that certain registration statement to be filed with the SEC pursuant to this Agreement to register for resale in the U.S. the common stock to be delivered pursuant hereto.

       "SEC" means the United States Securities and Exchange Commission.

       "Shareholders" means all holders of PAS Capital Stock immediately prior to Effective Time.

       "Stock Option Agreement" means that certain agreement entitled Stock Option Agreement and Irrevocable Proxy, dated as of the date hereof by and among USSC, Transitory Sub and certain Persons who are shareholders of PAS as of the date hereof.

       "Tax" along with the correlative "Taxes" and "Taxable" has the following meaning (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, escheat, abandonment, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period prior to the Effective Date, (iii) any liability for the payment of any amounts of the type described in (i) due as a result of any of the transactions contemplated by this Agreement, and (iv) any liability for the payment of any amounts of the type described in (i), (ii) or (iii) as a result of any express or implied obligation to indemnify any other Person.

       "USSC Common Stock" shall mean shares of common stock, $.10 par value, of USSC.

       Section 1.02 OTHER TERMS.

       In addition to the foregoing defined terms, the following terms shall have the meanings set forth in the referenced Articles, Sections and Exhibits and Schedules of this Agreement. All Article, Section and Schedule numbers used herein refer to Articles and Sections of this


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Agreement and Exhibits and Schedules attached hereto or delivered simultaneously herewith, unless otherwise specifically described.

         TERM                                                SECTION
         ----                                                -------
    Accredited Investor                                 7.01
    Advance                                             2.10
    Aggregate Earn Out Dollar Amount                          2.08
    Aggregate Earn Out USSC Stock                       2.08
    Aggregate Extraordinary Transaction USSC Stock      2.09
    Aggregate Initial USSC Stock                        2.05
    Aggregate Milestone Dollar Amount                   2.07
    Aggregate Milestone USSC Stock                      2.07
    Aggregate PAS Common Stock Equivalents              2.05
    Audited Financial Statements                        3.09
    Auditors                                                  5.04
    Calmedica                                                 7.01
    By Laws                                                   3.01
    CERCLA                                                    3.08
    Certificate of Incorporation                        3.01
    Cetificate of Merger                                2.01
    Certificates                                              2.06
    Certification                                       5.12; EXHIBIT C
    COBRA                                                     3.23
    Constituent Corporations                            2.04
    Contracts                                                 3.18
    Customers                                                 3.25
    December Balance Sheet                                    3.09
    December Unaudited Financial Statements             3.09
    Delaware Filing                                           2.01
    Default Interest                                          8.02
    Dissenting Shares                                         2.05
    Distributorship Agreements                          3.25
    Earn Out Calculation Date                           2.08
    Earn Out Consideration                                    2.08
    Earn Out Dollar Amount                              2.08
    Earn Out Formula                                          2.08
    Effective Date                                      2.02
    Effective Time                                      2.02
    Employee Plans                                            3.22
    Environmental Laws                                  3.08
    Equipment                                                 3.14
    Exchange Agent                                            2.06
    Exchange Agreement                                  2.06
    Exchange Ratio                                            2.05
    Extraordinary Transaction                           2.09
    Final Interim Period Unaudited Financial Statements 3.09


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    Financial Statements                                3.09
    Hazardous Substances                                3.08
    Indemnifying Shareholders                           2.08A
    Intellectual Property                               3.16
    Interim Period Unaudited Financial Statements       3.09; 5.11
    Inventories                                               3.13
    Legal Requirements                                  3.07
    Merger                                              2.01
    Milestone                                                 2.07; EXHIBIT 2.07
    Milestone Achievement Date                          2.07
    Milestone Dollar Amount                             2.07
    Net Cash Closing Amount                             2.05
    Non Consummation Equity                             8.02; EXHIBIT 8.02
    Notified Party                                      5.12
    Notifying Party                                           5.12
    Open Purchase Orders                                3.25
    Ownership Percentage                                2.05
    PAS Common Stock Equivalents                        2.05
    PAS Returns                                         3.26
    PAS Subsidiary Securities                           3.02
    PAS Supplemental Disclosure Schedule                5.13
    Qualified Plan                                      3.14
    Professional Fees                                         3.15
    Proposed Supply Agreement                           5.02
    Surviving Corporation                               2.04
    Underground Storage Tanks                           3.08
    USSC Financial Statements                           4.06
    USSC SEC Documents                                        4.05
    Vendors                                                   3.25

                                   ARTICLE II

                                   THE MERGER

       Section 2.01 MERGER. Subject to the terms and conditions of this Agreement and of the Certificate of Merger in substantially the form attached hereto as EXHIBIT A (the "Certificate of Merger"), Transitory Sub will be merged with and into PAS (the "Merger") in accordance with Delaware Law.

       Section 2.02 EFFECTIVE TIME. Subject to the provisions of this Agreement, a properly executed copy of the Certificate of Merger, together with required officers' certificates, shall be filed with the Secretary of State of the State of Delaware in accordance with Delaware Law (the "Delaware Filing"). The Merger shall become effective upon the Delaware Filing (the date of such filing being hereinafter referred to as the "Effective Date" and the time of confirmation of


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such filing being hereinafter referred to as the "Effective Time").

       Section 2.03 EFFECTIVE DATE. The Effective Date shall occur on the third business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VII hereto. The closing on the Effective Date shall occur at the offices of USSC, 150 Glover Avenue, Norwalk, Connecticut 06856, unless a different date or place is agreed to in writing by the parties hereto.

       Section 2.04 EFFECT OF THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (i) the separate existence of Transitory Sub shall cease and Transitory Sub shall be merged with and into PAS (Transitory Sub and PAS are sometimes referred to herein as the "Constituent Corporations", and PAS after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Surviving Corporation shall be amended to read as did the Certificate of Incorporation of the Transitory Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged), (iii) the Bylaws of the Surviving Corporation shall be amended to read as did the Bylaws of the Transitory Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged), (iv) the directors and officers of Transitory Sub shall be the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office), and (v) the Merger shall have all the effects provided by applicable law.

       Section 2.05 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of PAS Capital Stock:

       (a) CANCELLATION OF PAS TREASURY STOCK; UNISSUED PAS CAPITAL STOCK. All unissued shares of PAS Capital Stock, shares of PAS Capital Stock held in PAS's treasury (if any), Shares of PAS Capital Stock held of record as of the date of this Agreement by USSC and its Affiliates (whether or not transferred after the date hereof) and all subscriptions, options, warrants or other agreements, and conversion, exchange or other rights of any kind other than pursuant to this Agreement entitling any Person to purchase or otherwise acquire any PAS Capital Stock (other than PAS Options) shall be canceled and no stock of USSC or other consideration shall be delivered in exchange therefor.

       (b) ISSUED AND OUTSTANDING PAS CAPITAL STOCK. At the Effective Time, each issued and outstanding share of PAS Capital Stock (other than shares to be canceled pursuant to Section 2.05(a) hereof and shares, if any, held by Persons who have not voted such shares in favor of the Merger and with respect to which such Person is entitled to exercise appraisal rights in accordance with section 262 of the Delaware Law ("Dissenting Shares")) shall be converted into the right to receive, without any action on the part of the holders thereof, the consideration as set forth in this Agreement.

       (c) DISSENTERS' RIGHTS. Any Dissenting Shares shall not be converted as described in subsection (b) above but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware


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Law. If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into the right to receive the Aggregate Initial USSC Stock in accordance with this Article II.

       (d) FRACTIONAL SHARES. In calculating the Aggregate Initial USSC Stock, no fractional shares of USSC Common Stock shall be issued, but in lieu thereof each holder of shares of PAS Capital Stock who would otherwise be entitled to receive a fraction of a share of USSC Common Stock shall be entitled to receive from USSC an amount of cash equal to the Closing Price multiplied by the fraction of a share of USSC Common Stock to which such holder would otherwise be entitled. The fractional share interests of each PAS shareholder shall be aggregated, so that no PAS shareholder shall receive cash in an amount greater than the value of one full share of USSC Common Stock.

       (e) INITIAL CONSIDERATION. Subject to Section 2.05(c), the number of shares of USSC Common Stock which shall be issued and delivered at the Effective Time to a holder of any shares of PAS Capital Stock (other than as provided in Section 2.05(a)) immediately prior to the Effective Time shall be that number which results from multiplying (x) the Aggregate Initial USSC Stock (as defined below), by (y) such holder's Ownership Percentage (as defined below).

              (i) The Aggregate Initial USSC Stock is that number of shares of USSC Common Stock which equals the result from dividing (A) Seventy Five Million Dollars ($75,000,000), minus the amount by which the cash reflected on the balance sheet contained in the Final Interim Period Unaudited Financial Statements, net of all outstanding loans and other indebtedness for money borrowed ("Net Cash Closing Amount"), is less than Twelve Million Seven Hundred Fifty Thousand Dollars ($12,750,000) (which amount shall be reduced subsequent to August 1, l997 at a pro rated rate of Seven Hundred and Fifty Thousand Dollars ($750,000) per month) , by (B) the Closing Price. The Net Cash Closing Amount shall include, without limitation, cash received upon exercise of the PAS Options on or prior to the Effective Date. Payment by PAS prior to the Effective Date of up to One Million Dollars ($1,000,000) of Professional Fees shall not be deemed to reduce the aforesaid Net Cash Closing Amount.

              (ii) A holder's Ownership Percentage is that fraction the numerator of which is such holder's total PAS Common Stock Equivalents (as defined below) calculated as of the Effective Time and the denominator of which is the Aggregate PAS Common Stock Equivalents (as defined below) calculated as of the Effective Time. A certificate showing each holder's Ownership Percentage shall be available upon request by such holder from PAS following the Effective Time.

              (iii) A holder's total PAS Common Stock Equivalents are the aggregate number of shares of PAS Common Stock held by such holder immediately prior to the Effective Time plus the aggregate number of shares of PAS Common Stock into which the aggregate number of shares of PAS Preferred Stock held by such holder immediately prior to the Effective Time are convertible in accordance with the PAS Amended and Restated Certificate of Incorporation and Bylaws then in effect.


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              (iv) The Aggregate PAS Common Stock Equivalents are: (a) the
aggregate number of shares of PAS Common Stock issued and outstanding immediately prior to the Effective Time, plus (b) the aggregate number of shares of PAS Common Stock into which the aggregate number of shares of PAS Preferred Stock issued and outstanding immediately prior to the Effective Time, are convertible at the Effective Time in accordance with the PAS Amended and Restated Certificate of Incorporation and Bylaws as then in effect, plus (c) the number of shares of PAS Common Stock into which the PAS Options outstanding immediately prior to the Effective Time are deemed to convert upon payment of the exercise price at the Closing, as described in Section 2.05(f) below, or, in the event of a cashless exercise, of such PAS Options (in whole or in part).

              (v) The ratio of the Aggregate Initial USSC Stock to the Aggregate PAS Common Stock Equivalents is the "Exchange Ratio".

       (f) STOCK OPTIONS. Each outstanding PAS Option shall by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive USSC Common Stock included in the Aggregate Initial USSC Stock payable pursuant to Section 2.05(e) above. Each such PAS Option shall first be deemed to convert into the number of PAS Common Stock Equivalents provided for in Section 2.05(e)(iv) above. The holders of such PAS Options shall then receive shares of USSC Common Stock based on such deemed PAS Common Stock Equivalents, in the same manner as all other holders of PAS Common Stock Equivalents, which shall be paid in the manner described in Section 2.06 (except that references in Section 2.06 to the surrender of the Certificates shall not be applicable). Following the conversion into USSC Common Stock, the PAS Options shall then be canceled and no longer be outstanding.

       Section 2.06 EXCHANGE OF CERTIFICATES.

       (a) EXCHANGE AGENT. Prior to the Effective Time, USSC shall have entered into an agreement ("Exchange Agreement") with First Chicago Trust Company of New York, its transfer agent, or another entity at its option, to act as exchange agent (the "Exchange Agent") in the Merger.

       (b) USSC TO PROVIDE THE AGGREGATE INITIAL USSC STOCK. As soon as practicable after the Effective Time, but in no event later than five (5) business days after the Effective Date, USSC shall make available in accordance with the provisions of this Article II, through such reasonable procedures as USSC may adopt, the Aggregate Initial USSC Stock payable pursuant to Section
2.05 and the provisions of this Agreement in exchange for outstanding shares of PAS Capital Stock.

       (c) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, but in no event later than five (5) business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of PAS Capital Stock (other than Dissenting Shares which continue to have the status of Dissenting Shares) whose shares are


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being converted into the Aggregate Initial USSC Stock pursuant to this
Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as USSC may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Aggregate Initial USSC Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Aggregate Initial USSC Stock to which the holder of PAS Capital Stock is entitled pursuant to Section 2.05 hereof, along with a check representing the value of any fractional shares as determined pursuant to
Section 2.05(d) hereof. The Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.06, each Certificate shall be deemed at any time after the Effective Time solely to represent the right to receive upon such surrender such whole number of shares of USSC Common Stock and cash as provided by this Article II and the provisions of Delaware Law as of the Effective Time. Upon surrender of the per share exercise price specified in each PAS Option, the holder of such PAS Option shall be entitled to receive in exchange therefor the Aggregate Initial USSC Stock to which the holder of the PAS Option is entitled pursuant to Section 2.05 hereof, together with a check representing the value of any fractional shares as determined pursuant to Section 2.05(d) hereof.

       (d) PAYMENTS OF DIVIDENDS WITH RESPECT TO UNEXCHANGED PAS COMMON STOCK. No dividends on PAS Common Stock have heretofore been paid with respect to the PAS Common Stock and no dividends shall be paid to the holder of any surrendered or unsurrendered Certificate, except for the distribution of the Distributed Assets as contemplated by this Agreement.

       (e) NO FURTHER OWNERSHIP RIGHTS IN PAS CAPITAL STOCK. All PAS Common Stock delivered upon the surrender for exchange of shares of USSC Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of PAS Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of PAS Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and have no rights except to receive the consideration to the extent provided in this Article II.

       (f) OWNERSHIP RIGHTS IN THE USSC COMMON STOCK. Unless and until the Merger shall become effective at the Effective Time in accordance with this Agreement and the PAS Capital Stock of a shareholder is tendered and the Certificate is issued to such shareholder, such Shareholder shall not have or be entitled to exercise any of the rights, preferences or privileges pertaining to any shares of USSC Common Stock constituting the Aggregate Initial USSC Stock otherwise payable to such Shareholder, nor any dividend or other distribution which may be paid or payable on or after the date hereof with respect to the USSC Common Stock constituting the Aggregate Initial USSC Stock otherwise payable to such Shareholder.

       (g) TRANSFER RIGHTS IN THE USSC COMMON STOCK.


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       The issuance and delivery of USSC Stock as Aggregate Initial USSC Stock pursuant to this Agreement has not been registered under the Act, and no transfer thereof may be made unless and until such USSC Stock is registered under the Act (as contemplated by this Agreement) or an exemption from such registration is available. USSC need not recognize any Person other than the Shareholders as having an interest in such USSC Stock unless the acquisition thereof has been made in compliance with the Act. The certificates for such USSC Stock shall bear a legend, in form and substance designated by the General Counsel of USSC, to reflect the provisions of this Section 2.06(g).

       Section 2.07 MILESTONE CONSIDERATION.

       (a) CALCULATION OF MILESTONE CONSIDERATION. Subject to Section 2.09A below, Shareholders who receive Aggregate Initial USSC Stock in accordance with
Section 2.05 above or pursuant to the Stock Option Agreement, shall, in addition, be entitled to receive USSC Common Stock based upon the achievement by USSC, PAS or any of their Affiliates, as the case may be, subsequent to the Effective Date of each milestone set forth in EXHIBIT 2.07 (each, a "Milestone" and collectively, the "Milestones"), provided, however, if any such Milestone shall have been achieved prior to the payment of the Aggregate Initial USSC Stock then payment in respect of such Milestone shall be paid concurrently with payment of the Aggregate Initial USSC Stock. The Aggregate USSC Stock payable with respect to achievement of a Milestone as aforesaid is that number of shares of USSC Common Stock ("Aggregate Milestone USSC Stock") which equals the result from dividing (A) the dollar amount of the milestone payment set forth opposite such Milestone on EXHIBIT 2.07 attached hereto (each a "Milestone Dollar Amount" and, collectively, the "Aggregate Milestone Dollar Amount"), by (B) the Closing Price, calculated with reference to the date such Milestone is achieved by USSC, PAS or any of their Affiliates, as the case may be, as of or subsequent to the Effective Date (a "Milestone Achievement Date"). The number of shares of USSC Common Stock which shall be issued and delivered to a Shareholder who receives Aggregate Initial USSC Stock under Section 2.05 above with respect to the achievement by USSC, PAS or any of their Affiliates, as the case may be, of a Milestone shall be equal to that number which results from multiplying (x) the Aggregate Milestone USSC Stock, by (y) such holder's Ownership Percentage. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the parties recognize that although the Aggregate Milestone Dollar Amount set forth on EXHIBIT 2.07 would be Thirty Eight Million Five Hundred Thousand Dollars ($38,500,000) if all of the Milestones were to be achieved as aforesaid, it is hereby understood and agreed that, regardless of the number of Milestones which may become achieved as aforesaid, in no event shall the Aggregate Milestone Dollar Amount in respect of all Milestones exceed an aggregate of Twenty Five Million Dollars ($25,000,000), and such amount shall be paid pro rata to PAS Shareholders in accordance with this Agreement. Payment under this Agreement with respect to a Milestone shall be paid soon as practicable following the achievement of such Milestone.

       (b) PAYMENT OF MILESTONE CONSIDERATION. As soon as practicable after the achievement of a Milestone, USSC shall make available to the Exchange Agent, through such reasonable procedures as USSC may adopt, the applicable Milestone Consideration payable to the Shareholders pursuant to Section 2.07(a) above. The provisions of Sections 2.05(d) (Fractional


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Shares) and 2.06(g) (Transfer Rights in the USSC Common Stock) shall apply to each distribution of USSC Common Stock constituting the Aggregate Milestone USSC Stock with respect to a Milestone. Unless and until (i) the Merger shall become effective on the Effective Date in accordance with this Agreement and the Plan of Merger, (ii) the PAS Capital Stock is tendered in accordance with Section
2.06 above, and (iii) a Milestone has been achieved by USSC or PAS and stock issued, as the case may be, none of the Shareholders shall have or be entitled to exercise any of the rights, preferences or privileges pertaining to any shares of USSC Common Stock constituting the Aggregate Milestone USSC Stock with respect to such Milestone, nor any dividends or other distribution which may be paid or payable on or after the date hereof with respect to the USSC Common Stock constituting the Aggregate Milestone USSC Stock with respect to such Milestone.

       Section 2.08 EARN OUT CONSIDERATION.

       (a) CALCULATION OF EARN OUT CONSIDERATION. Subject to Section 2.08A below, Shareholders who receive Aggregate Initial USSC Stock in accordance with
Section 2.05 above shall, in addition, be entitled to receive USSC Common Stock (collectively, the "Earn Out Consideration") based upon Net Sales of Products during the Earn Out Period calculated under the earn out formula set forth in
EXHIBIT 2.08 attached hereto (the "Earn Out Formula"). The Aggregate USSC Stock payable with respect to Earn Out Consideration during each calendar quarter during the Earn Out Period is that number of shares of USSC Common Stock ("Aggregate Earn Out USSC Stock") which equals the result from dividing (A) the dollar amount of the Earn Out Consideration earned under the Earn Out Formula during such calendar quarter (each an "Earn Out Dollar Amount" and, collectively, the "Aggregate Earn Out Dollar Amount"), by (B) the Closing Price, calculated as of the last day of such calendar quarter (an "Earn Out Calculation Date"). The number of shares of USSC Common Stock which shall be issued and delivered to a Shareholder who receives Aggregate Initial USSC Stock under
Section 2.05 above with respect to Earn Out Consideration shall be equal to that number which results from multiplying (x) the Aggregate Earn Out USSC Stock, by
(y) such holder's Ownership Percentage. Notwithstanding the foregoing or anything else in this Agreement to the contrary, it is hereby understood and agreed that in no event shall the Aggregate Earn Out Dollar Amount in respect of all Net Sales of Products exceed an aggregate of Fifty Million Dollars ($50,000,000).

       (b) PAYMENT OF EARN OUT CONSIDERATION. Provided that the Effective Date shall have occurred, or the Option pursuant to the Stock Option Agreement shall have been exercised, then within sixty (60) days following the end of each calendar quarter during the Earn Out Period, USSC shall make available to the Exchange Agent, through such reasonable procedures as USSC may adopt, the Earn Out Consideration payable to the Shareholders pursuant to Section 2.08(a) above. The provisions of Sections 2.05(d) (Fractional Shares) and 2.06(g) (Transfer Rights in the USSC Common Stock) shall apply to each distribution of USSC Common Stock constituting the Aggregate Earn Out USSC Stock with respect to a calendar quarter during the Earn Out Period. Unless and until (i) the Merger shall become effective on the Effective Date in accordance with this Agreement and the Plan of Merger, (ii) the PAS Capital Stock is tendered in accordance with Section
2.06 above, and (iii) Net Sales of Products have occurred, none of the Shareholders shall have or be entitled to exercise any of the rights, preferences or privileges pertaining to any shares of USSC Common Stock constituting the Aggregate Earn Out USSC Stock, nor any dividends or other distribution which may be paid or payable on or after the date hereof with respect to the USSC Common Stock constituting the Aggregate Earn Out USSC Stock.

       Section 2.08A REALLOCATION OF MILESTONES AND EARN OUT CONSIDERATION. Pursuant to the Stock Option Agreement, those certain shareholders of PAS listed on Exhibit A thereto (collectively, the "Indemnifying Shareholders"), have agreed, among other things, to indemnify USSC with respect to losses arising from any breach by PAS of a representation, warranty, covenant or agreement contained herein. To the extent any Indemnifying Shareholders shall have made any such indemnification payment to USSC prior to any Milestone Achievement Date or any Earn Out Calculation Date (and if and to the extent such Shareholder shall not have already received a compensation distribution with respect to such indemnification payment under this Section 2.08A) then the Milestone or Earn Out payment payable as of such Date shall be reallocated to, and paid to, such Indemnifying Shareholder (or, if more than one Indemnifying Shareholder shall have made such a payment, pro rata among such Indemnifying Shareholders) to the extent of such indemnification payment, and the balance (if any) of such Milestone or Earn Out payment shall be distributed pro rata among the Shareholders (including the Indemnifying Shareholders) in accordance with their ownership percentages in PAS and who are otherwise entitled thereto under
Section 2.07 or 2.08 hereinabove.

       Section 2.09 EXTRAORDINARY TRANSACTION CONSIDERATION.

       (a) CALCULATION OF EXTRAORDINARY TRANSACTION CONSIDERATION. If at any time after the date of this Agreement (i) USSC shall become acquired by, or merge with, a company whose name is set forth on EXHIBIT 2.09 attached hereto, or any successor to such company (each, an "Extraordinary Transaction"), and
(ii) either (A) USSC has exercised the Option under the Stock Option Agreement, or (B) consummated the Merger contemplated hereunder, then, in such event, USSC shall notify the Shareholders that an Extraordinary Transaction has occurred and USSC, or the entity resulting from such Extraordinary Transaction, as the case may be, shall make available to the Exchange Agent upon the later to occur of such Extraordinary Transaction or the Merger contemplated hereunder, or the exercise of the Option under the Stock Option Agreement, through such reasonable procedures as may be adopted by USSC, or the entity resulting from such Extraordinary Transaction, as the case may be, USSC Common Stock, or an equivalent amount of common stock of the entity resulting from such Extraordinary Transaction, as the case may be ("Aggregate Extraordinary Transaction USSC Stock") for distribution to the Shareholders, equal to (i) Aggregate Milestone Consideration in an amount equal to (x) Twenty Five Million Dollars ($25,000,000), less (y) the sum of (A) the amount of Aggregate Milestone Stock theretofore paid, and (B) the amount of Aggregate Milestone Stock then actually due and payable under Section 2.08 above, plus (ii) Aggregate Earn Out Consideration in an amount equal to (x) Fifty Million Dollars ($50,000,000), less (y) the sum of (A) the amounts of Aggregate Earn Out Stock theretofore paid under Section 2.08 above, and (B) the amounts of Aggregate Earn Out Stock then actually due and payable under Section 2.08 above. The number of shares of USSC Common Stock which shall be issued and delivered to a Shareholder who receive Aggregate Initial USSC Stock under Section 2.05 above with respect to Aggregate Extraordinary Transaction USSC Stock, or the common stock of the entity resulting from such Extraordinary Transaction, as the case may be, shall be equal to that number which results from multiplying (x) the Aggregate Extraordinary Transaction USSC Stock, by (y) such holder's Ownership

Percentage. In no event shall the amount payable under this Section 2.10 exceed Seventy Five Million Dollars ($75,000,000).

       (b) PAYMENT OF EXTRAORDINARY TRANSACTION CONSIDERATION. As soon as practicable following the Extraordinary Transaction, USSC, or the resulting entity, as the case may be, shall make available to the Exchange Agent, through such reasonable procedures as shall be adopted by USSC, or the resulting entity, as the case may be, the Aggregate Extraordinary Transaction Consideration payable pursuant to Section 2.09(a) above. The provisions of Sections 2.05(d) (Fractional Shares) and 2.06(g) (Transfer Rights in the USSC Common Stock) shall apply to each distribution of USSC Common Stock, constituting the Aggregate Extraordinary Transaction Stock. Unless and until (i) the Merger shall become effective on the Effective Date in accordance with this Agreement and the Plan of Merger, (ii) the PAS Capital Stock is tendered in accordance with Section
2.06 above, and (iii) an Extraordinary Transaction shall have occurred, none of the Shareholders shall have or be entitled to exercise any of the rights, preferences or privileges pertaining to any shares of USSC Common Stock constituting the Aggregate Extraordinary Transaction USSC Stock, nor any dividends or other distribution which may be paid or payable on or after the date hereof with respect to the USSC Common Stock constituting the Aggregate Extraordinary Transaction USSC Stock.

       Section 2.10 ADVANCE. Incident to and in contemplation of the consummation of the transactions set forth herein, and subject to the terms of this Agreement, USSC will advance to PAS the sum of Fifteen Million Dollars ($15,000,000) (the "Advance") promptly following USSC's determination to proceed with the transactions contemplated hereby not later than one (1) business day following USSC's receipt of the PAS Supplemental Disclosure Schedule. If USSC determines to proceed with the transactions after receipt of the PAS Supplemental Disclosure Schedule from PAS, such payment shall be made on such date or the next succeeding business day.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF PAS

       PAS hereby represents and warrants to USSC and Transitory Sub, and shall be deemed to so represent and warrant on and as of the Effective Date (but in no event shall such representations and warranties speak as of a date subsequent to August 1, l997), except as disclosed in a document referring specifically to the representations and warranties in this Agreement which reasonably identifies the basis for any exception to a representation and warranty in this Agreement ("PAS Disclosure Schedule", which term shall also include the PAS Supplemental Disclosure Schedule as defined below) as follows:

       Section 3.01 ORGANIZATION; AUTHORITY AND APPROVAL.

       (a) PAS is duly incorporated, validly existing and in good standing under the laws of the

State of Delaware. PAS has the corporate power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of PAS, enforceable against it in accordance with its terms, subject to bankruptcy laws affecting creditors' rights generally and to the discretion of a court to grant equitable relief. PAS has the corporate power and authority to own and lease the properties and assets it now owns and leases and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted. PAS has heretofore delivered to USSC true, correct and complete copies of its articles of incorporation and by laws or equivalent governing instruments, each as amended to the date hereof, of PAS (respectively, the "Certificate of Incorporation" and "By Laws"). PAS is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the property and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified is not material to PAS's business taken as a whole.

       (b) The PAS Disclosure Schedule sets forth the name and respective jurisdiction of incorporation or organization of all Subsidiaries of PAS. Except as set forth in the PAS Disclosure Schedule, each PAS is wholly owned by PAS. Each PAS Subsidiary is a corporation or other entity duly incorporated or otherwise organized, validly existing and in good standing (or local law equivalent) under the Laws of its jurisdiction of organization. Each of PAS's Subsidiaries has the corporate power and authority to own and lease the properties and assets it now owns and leases and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted. PAS has heretofore delivered to USSC true, correct and complete copies of the articles of incorporation, by laws, or equivalent governing instruments, each as amended to the date hereof for each such Subsidiary. Each of PAS's Subsidiaries is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the property and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified is not material to PAS's business taken as a whole.

       Section 3.02 CAPITALIZATION. The authorized capital stock of PAS consists of 50,000,000 shares of Common Stock, par value $0.001, and 5,000,000 shares of Preferred Stock, par value $0.001, of which 1,116,810 shares are designated as Series A Preferred Stock and 3,450,000 share are designated as Series B Preferred Stock. As of the date hereof, there are 6,668,329 shares of PAS Common Stock outstanding, 1,116,810 shares of PAS Series A Preferred Stock outstanding and 3,450,000 PAS Series B Preferred Stock outstanding. As of the date hereof, no PAS Capital Stock is held by PAS in its treasury. All of the issued and outstanding shares of PAS Capital Stock have been duly authorized and are validly issued and outstanding, fully paid and non assessable. All of the outstanding capital stock of, or other ownership interests (the "PAS Subsidiary Securities") in each Subsidiary held by PAS is owned by PAS, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in the PAS Disclosure Schedule, there are outstanding no subscriptions, options, warrants or other agreements, or conversion, exchange or other rights of any kind other than this Agreement entitling any Person to purchase or otherwise acquire any PAS Capital Stock or any PAS Subsidiary Securities and no PAS Capital Stock or any PAS Subsidiary Securities is reserved for issuance for any purpose. PAS has collected or will collect prior to the Effective Time and either has paid or will pay prior to the Effective Time same to the proper taxing authorities or retains and reflects on the Interim Period Financial Statements the full amount of any withholding due in connection with the exercise of any of the foregoing by any holder thereof. There are no agreements, commitments or restrictions relating to ownership or voting of PAS Capital Stock or other securities of PAS or any PAS Subsidiary Securities. The PAS Disclosure Schedule contains a complete and correct list of the name, address and shareholdings of each Shareholder. Upon the consummation of the transactions contemplated hereby in accordance with the terms hereof, USSC will own one hundred percent (100%) of the issued and outstanding PAS Capital Stock, except Dissenting Shares.

       Section 3.03 CERTAIN INTERESTS.

       (a) Except as set forth in the PAS Disclosure Schedule or for liabilities arising under this Agreement, neither PAS nor any PAS Subsidiary owns any note, bond, debenture or other indebtedness and is not a creditor, of any Shareholder or any Affiliate of such Shareholder, and no Shareholder or any Affiliate of such Shareholder or any employee of PAS or an PAS Subsidiary owns any note, bond, debenture or other indebtedness, or is otherwise a creditor, of PAS or any PAS Subsidiary.

       (b) Except as set forth in the PAS Disclosure Schedule, no officer or director of either PAS or any PAS Subsidiary, or any immediate relative of any such officer or director residing at the same address as such officer or director, is a party to or has any interest with respect to any material contract, agreement or arrangement which relates to or affects in any material respect the business of PAS or any PAS Subsidiary or has any material interest in any property, real or personal, tangible or intangible, used in the business of PAS or any PAS Subsidiary as currently conducted.

       Section 3.04 NO CONFLICT OR RESTRICTIONS. The execution, delivery and performance of this Agreement by PAS does not, and the consummation by PAS of the transactions contemplated hereby will not: (i) violate or conflict with the Certificate of Incorporation or By laws of PAS or the articles of incorporation or by laws of any PAS Subsidiary; (ii) violate or conflict with any Law currently applicable to PAS or any PAS Subsidiary; (iii) require any filing, approval, consent, authorization or other action with respect to PAS or any PAS Subsidiary; (iv) violate or conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or give rise to a right of termination or to accelerate or permit the acceleration of the performance required by, any Lien, loan arrangement, lease, license or other agreement or instrument to which PAS or any PAS Subsidiary is a party or by which PAS or any PAS Subsidiary or any of their respective assets is bound; or
(v) result in the creation of any Lien upon the assets of PAS or any PAS Subsidiary under any such Lien, loan arrangement, lease, agreement or instrument, which violation, conflict, failure to take action or obtain consent, approval or authorization, breach, termination, acceleration, default or lien specified in the foregoing clauses (ii) through (v) could have a Material Adverse Effect.

       Section 3.05 LITIGATION. Except as disclosed in the PAS Disclosure Schedule, there are no Actions, formal or informal, pending or, to the actual knowledge of PAS, threatened against PAS, any PAS Subsidiary or any of its assets, or, in connection with the business of PAS or any PAS Subsidiary relating to the business of PAS or any PAS Subsidiary or any of the officers, directors or employees of PAS or any PAS Subsidiary. Neither PAS nor any PAS Subsidiary has been charged by any governmental agency with a violation of, or (to the actual knowledge of PAS) threatened by any Governmental Bodies with a charge of a violation of, any Laws.

       Section 3.06 NO DEFAULT. Except as disclosed in the PAS Disclosure Schedule, neither PAS nor any PAS Subsidiary is in default under, and, to the actual knowledge of PAS, no condition exists that with notice or lapse of time or both would constitute a default under, (i) any Lien, loan arrangement, lease or agreement or instrument of any nature to which PAS or any PAS Subsidiary is a party or by which any of the assets of PAS or any PAS Subsidiary is bound, or
(ii) any judgment, order, or injunction or permit of any Governmental Body.

       Section 3.07 COMPLIANCE. Except as disclosed in the PAS Disclosure Schedule, PAS and each PAS Subsidiary is in compliance with all Laws of any Governmental Bodies applicable to the business and operations of PAS and each PAS Subsidiary (including, without limitation, any Laws relating to securities, properties, businesses, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, environmental protection, product safety and liability or civil rights) ("Legal Requirements").

       Section 3.08 ENVIRONMENTAL MATTERS.

       (a) Neither PAS nor any PAS Subsidiary has (i) transported, stored, treated or disposed, nor has any of them allowed or arranged for any third parties to transport, store, treat or dispose of Hazardous substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous substances or other waste for such purposes, nor has any of them performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations; or (ii) disposed, or allowed or arranged for any third parties to dispose of Hazardous substances or other waste upon real property currently or previously owned or leased by any of them or any predecessor of PAS or any PAS Subsidiary during the period of occupation by PAS, any PAS Subsidiary or any predecessor of any of them, except as permitted by law. For purposes of this
Section 3.09, (x) "Hazardous substance" or "Hazardous substances" shall mean any substance or substances that are hazardous, and shall include, without limitation: (A) those substances included within the definitions of "hazardous substances," "hazardous materials", "toxic substances," or "solid waste" in any of the Environmental Laws, or so designated in accordance with any Environmental Laws; and (B) any material, waste or substance which contains (1) any asbestos (friable or non-friable), (2) any polychlorinated biphenyls in any concentration, (3) any petroleum or petroleum product, (4) any explosives, (5) any radioactive materials, (6) any infectious wastes, or (7) any material which must be removed from real property currently or previously owned or leased by PAS, any PAS Subsidiary or any predecessor of any of them during the period of occupation by PAS, any PAS Subsidiary or any predecessor of any of them pursuant to any administrative order or enforcement proceeding, and
(y) "Environmental Laws" shall mean all Federal, state and local environmental statutes and ordinances, and any rule or regulation promulgated thereunder, and any order, standard, interim regulations, moratorium, policy or guideline of any Federal, state or local government, department or agency pertaining thereto, and all state and local counterparts of related statutes, laws, regulations, and orders and treaties of the United States (with any reference to any such Environmental Law or provision thereof, either in this Section or elsewhere in this Agreement, being deemed to include any amendment, extension or successor thereof).

       (b) Neither PAS nor any PAS Subsidiary has Released any Hazardous substance on, into or beneath the surface of any parcel of real property currently or previously owned or leased by PAS, any PAS Subsidiary or any predecessor of any of them during the period of occupation by PAS, any PAS Subsidiary or any predecessor of any of them. For purposes of this Section 3.09, the term "Release" shall mean releasing, spilling, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

       (c) Neither PAS nor any PAS Subsidiary has received any written notice, that PAS or any PAS Subsidiary is a potentially responsible party for a Federal or state environmental cleanup site or for corrective action under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA") or any other applicable law or regulation. Neither PAS nor any PAS Subsidiary has submitted nor has any of them been required to submit any notice pursuant to Section 103(c) of CERCLA with respect to real property currently or previously owned or leased by PAS, any PAS Subsidiary or any predecessor of any of them. Neither PAS nor any PAS Subsidiary has received any written or oral request for information in connection with any Federal or state environmental cleanup site. Neither PAS nor any PAS Subsidiary has been requested to nor has any of them undertaken any response or remedial actions or clean-up actions of any kind at the request of any Federal state or local governmental entity, or at the request of any other person or entity.

       (d) Neither PAS nor any PAS Subsidiary uses, and none of them have ever used, any Underground Storage Tank, and during the occupation by PAS, any PAS Subsidiary or any predecessor of PAS or any PAS Subsidiary, there have not been to PAS's knowledge any Underground Storage Tanks on real property currently or previously owned or leased by PAS, any PAS Subsidiary or any predecessor of PAS or any PAS Subsidiary. For purposes of this Section 3.09, the term "Underground Storage Tank" shall have the meaning given it in the Resource Conservation and Recovery Act, as amended.

       (e) There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any material work, repairs, construction or capital expenditures with respect to the assets or properties owned or leased by PAS and any PAS Subsidiary. The PAS Disclosure
Schedule identifies for the period PAS, any PAS Subsidiary or any predecessor of PAS or any PAS Subsidiary occupied real property leased or owned (i) all environmental audits, assessments or occupational health studies undertaken by governmental agencies or PAS, any PAS Subsidiary or any agents of any of them;
(ii) the results of any ground, water, soil, air or asbestos monitoring undertaken; (iii) all written communications between PAS or any PAS Subsidiary and environmental agencies within the past five years; and (iv) all citations to PAS or any PAS Subsidiary issued within the past five years under the United States Occupational Safety and Health Act, as amended.

       Section 3.09 FINANCIAL INFORMATION.

       (a) PAS has delivered to USSC prior to the date hereof copies of (i) the consolidated balance sheets of PAS as of December 31, l994, December 31, 1995 and June 30, l996, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal years then ended, including the notes thereto, each certified by Coopers & Lybrand L. L. P. (collectively, the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet of PAS as of December 31, 1996 (the "December Balance Sheet") and the unaudited consolidated statement of operations for the fiscal period then ended together with a certification by the Chief Financial Officer of PAS, that, to the best of his knowledge, each of same present fairly the financial condition and results of operations of PAS as of the dates set forth therein (collectively, the "December Unaudited Financial Statements").

       (b) Within fifteen (15) business days after the last day of each month during the period commencing with the date hereof and ending on the last day of the month preceding the Effective Date, PAS shall deliver to USSC monthly an unaudited consolidated balance sheets of PAS, the related consolidated statements of income and changes in shareholders' equity and cash flows and detail of general and administrative expenses for each monthly period from February, 1997, through the month end immediately preceding the Effective Date, together with a certification by the Chief Financial Officer of PAS, that, to the best of his knowledge, each of same present fairly the financial condition and results of operations of PAS as of the dates set forth therein (collectively, the "Interim Period Unaudited Financial Statements"). Within three (3) business days after PAS completes the audited financial statements for the fiscal year ended December 31, l996, PAS shall deliver same to USSC, together with the audit report from PAS's outside auditors.

       (c) Three (3) business days prior to the Effective Date PAS shall deliver to USSC an unaudited consolidated balance sheet of PAS, the related consolidated statement of income and changes in shareholders' equity and cash flows and detail of general and administrative expenses for the period commencing on the first day of the then current calendar month through the close of business on the third day preceding the Effective Date together with a certification of the Chief Financial Officer of PAS, that, to the best of his knowledge, each of the same present fairly the financial condition and results of operation of PAS as of the dates set forth therein (collectively, the "Final Interim Period Unaudited Financial Statements").

       (d) The Audited Financial Statements and the December Unaudited Financial Statements are, and the Interim Period Unaudited Financial Statements and the Final Interim Period Unaudited Financial Statements will be, complete and correct according to the books and records of PAS and prepared in accordance with GAAP consistently applied (except that the December Unaudited Financial Statements do not, and the Interim Period Unaudited Financial Statements and the Final Interim Period Unaudited Financial Statements will not, contain all of the financial statements or the notes required under GAAP). The Audited Financial Statements and the December Unaudited Financial Statements do, and the Interim Period Unaudited Financial Statements and the Final Interim Period Unaudited Financial Statements will, fairly present the financial position and results of operations of PAS as of the respective dates. The Audited Financial Statements, the December Unaudited Financial Statements, the Interim Period Unaudited Financial Statements and the Final Interim Period Unaudited Financial Statements are hereinafter referred to collectively as the "Financial Statements".

       Section 3.10 UNDISCLOSED LIABILITIES. Except for (i) liabilities set forth and adequately reserved against in the December Balance Sheet, and (ii) Professional Fees which are incurred by PAS subsequent to January 31, 1997 and subject to the limitation on amount set forth in this Agreement, PAS has no liabilities or loss contingencies (whether accrued, unmatured, contingent or otherwise or whether due or to become due).

       Section 3.11 TITLE TO PROPERTIES; LIENS. Subject to Section 3.16, PAS and each PAS Subsidiary has good and marketable title to or, in the case of leases and licenses, valid leasehold interests or licenses in, all its properties and assets (real, personal or mixed, tangible or intangible) used in its business.

       Section 3.12 REAL PROPERTY. Neither PAS nor any PAS Subsidiary has ever owned any real property. No PAS Subsidiary has ever leased any real property and has no liability in respect of any real property lease. PAS has heretofore occupied only the real property pursuant to the leases set forth in the PAS Disclosure Schedule.

       Section 3.13 INVENTORIES AND EQUIPMENT.

       (a) The PAS Disclosure Schedule sets forth a complete and correct list of each item of raw materials, work in process and finished goods in the inventories (the "Inventories") of PAS and each PAS Subsidiary. The Inventories shown on the Audited Financial Statements were valued at cost determined on a first-in first-out basis with proper allowance for obsolescence, in accordance with GAAP. The inventories consist of items which are to PAS's knowledge of quality and quantity readily usable or saleable in the normal course of business of PAS and each PAS Subsidiary, except such amounts as are reserved in accordance with GAAP.

       (b) The PAS Disclosure Schedule sets forth (i) a complete and correct list and description in reasonable detail of all machinery, equipment, tools, dies and fixtures (collectively, "Equipment") used in the conduct of PAS's business, including the physical location thereof; and (ii) a list or description in reasonable detail of all warranties and service or repair contracts affecting any of the Equipment. Except as set forth in the PAS Disclosure Schedule, the Equipment is in good operating condition and in a good state of maintenance and repair.

       Section 3.14 PROFESSIONAL FEES AND SUPPLIERS. The PAS Disclosure Schedule sets forth a complete and correct list containing the names and amounts due on the date hereof to all providers of financial, legal, accounting and escrow services to PAS and each PAS Subsidiary (hereinafter collectively, "Professional Fees") which schedule shall be updated by PAS and each PAS Subsidiary for additional services between the period commencing on the date hereof and ending on the Effective Time but which unpaid Professional Fees shall in no event exceed One Million Dollars ($1,000,000). Except for providers of financial, legal, accounting and escrow services all of which have been paid in full prior to the date of this Agreement there are and have been no suppliers of products or services to PAS or any PAS Subsidiary during the one (1) year ended as of the date of this Agreement other than as set forth in the PAS Disclosure Schedule.

       Section 3.15 RECEIVABLES. On or prior to the Effective Date PAS and each PAS Subsidiary will have collected all amounts, if any, loaned or advanced to or otherwise receivable from directors and officers, the Shareholders, as defined in the Stock Option Agreement, and their Affiliates, including the amounts thereof, if any, set forth in the PAS Disclosure Schedule. All accounts receivable reflected in the Financial Statements, have arisen in the ordinary course of business and represent valid and collectible obligations owed to PAS and each PAS Subsidiary less an amount not in excess of the allowance for doubtful accounts provided for in the Financial Statements.

       Section 3.16 INTELLECTUAL PROPERTY.

       (a) The PAS Disclosure Schedule sets forth a complete and correct list of each trademark (whether or not registered), trademark application, trade name, service mark, copyright registration, patent, and patent application owned by PAS or any PAS Subsidiary or in which it has any interest (collectively, "Intellectual Property").

       (b) Except as disclosed in the PAS Disclosure Schedule, through the Effective Time neither PAS nor any PAS Subsidiary shall have sold, transferred, licensed or otherwise disposed of any of their respective rights, title and interests in and to (or entered into any agreement to do any of the foregoing) any Intellectual Property or other proprietary rights (including licenses, shop rights and contract rights and arrangements) that it had any rights, title or interest in at any time prior to the Effective Date relating to any medical device (including technology, know-how, techniques and improvements or modifications relating thereto) owned, acquired or developed by PAS or any PAS Subsidiary.

       (c) Except as disclosed in the PAS Disclosure Schedule with respect to each such item of Intellectual Property, (i) all of the rights, title and interest therein is owned by, or subject to a duty of assignment to, PAS or PAS Subsidiary, as the case may be, free and clear of any Lien, license, sublicense, assignment or option, (ii) the execution of this Agreement and carrying out of the transactions contemplated hereby will not invalidate, be in violation of, or cause any penalty or premium to become due with respect to any of the Intellectual Property which is subject of a license, sublicense or similar arrangement.

       (d) Except as disclosed in the PAS Disclosure Schedule, neither PAS nor any PAS Subsidiary to the actual knowledge of PAS, (i) has infringed, has received notice asserting that it has infringed, is currently infringing or, would infringe if the technology contained in PAS's existing patents and patent applications were commercialized on a worldwide basis, any trademark, trademark application, trade name, service mark, copyright, patent, patent application or any other intellectual property right belonging to any other Person, (ii) is aware of the existence or assertion by others of any intellectual property rights inconsistent with or potentially dominant of those of PAS and each PAS Subsidiary, (iii) is aware of any facts which it believes would render any of PAS's or any of PAS Subsidiary's Intellectual Property rights invalid or inadequate to protect the interest of PAS and each PAS Subsidiary therein, (iv) all documents conferring ownership of PAS's Intellectual Property including any agreement, power or attorney and recordation of license, are property executed and binding on PAS, and (v) neither it nor them is aware of any act of fraud or misrepresentation in connection with the prosecution of the patents and patent applications within Intellectual Property including, without limitation, any material prior art which not been disclosed in the cumulative prosecution of such patents and patent applications or any claim of prior invention by others.

       (e) To the actual knowledge of PAS, (i) PAS has not authorized any disclosure of PAS or PAS Subsidiary trade secrets or confidential information involving the Intellectual Property without legally enforceable restrictions on disclosure by recipients thereof.

       Section 3.17 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the PAS Disclosure Schedule or as expressly permitted by the terms of this Agreement, since June 30, l996, there has not been:

       (a) any Material Adverse Effect on the Business Condition of PAS or any PAS Subsidiary;

       (b) any material change in any of the assets, licenses, permits or franchises of PAS or any PAS Subsidiary, or any change in the nature of the businesses, or manner of conducting the businesses, of PAS or any PAS Subsidiary;

       (c) any damage, destruction or loss (whether or not covered by insurance);

       (d) any change in the accounting methods or principles of PAS or any PAS Subsidiary;

       (e) any declaration, setting aside or payment of dividend on, or any other distribution with respect to, any capital stock of PAS or PAS Subsidiary Securities or any repurchase, redemption or other acquisition of any capital stock of PAS or any PAS Subsidiary Securities;

       (f) any payment by PAS to any Shareholder or an Affiliate of any Shareholder, any services or charges by any Shareholder, or any Affiliate of any Shareholder, to PAS or any PAS Subsidiary or any other transaction (in any such case, not of a type described in subsection (e) of this Section 3.18) between any Shareholder or an Affiliate of any Shareholder and any one or more of PAS and any PAS Subsidiary;

       (g) any subscription, option or warrant to purchase, or other right to purchase or otherwise acquire, PAS capital stock, any security or other instrument convertible into any class of PAS Capital Stock or any PAS Subsidiary Security, granted to any Person by PAS or any PAS Subsidiary, except for grants of stock options to employees in the ordinary course of business which stock option grants are consistent with PAS's past practices, provided there shall be no such grants to either Neal Eigler, Robert Hess or Frank Litvack, or any relatives or

Affiliates of any thereof;

       (h) any issuance of shares of PAS Capital Stock (including, without limitation, treasury shares) or PAS Subsidiary Securities other than upon the exercise of the PAS Options;

       (i) any purchase of inventory by PAS or any PAS Subsidiary or any entering into by PAS or any PAS Subsidiary of any amendment or termination of any contract, agreement, lease, franchise, permit or license other than as disclosed in the PAS Disclosure Schedule;

       (j) except as disclosed in the PAS Disclosure Schedule, any incurrence, assumption or guarantee by PAS or any PAS Subsidiary of any indebtedness or liability for or in respect of borrowed money or any commitment to do the same;

       (k) any Lien created or assumed by PAS or any PAS Subsidiary on any of their respective assets to secure indebtedness for borrowed money;

       (l) any grant of any severance or termination pay to any present or former employee or director of PAS or any PAS Subsidiary or any compensation or benefits payable by PAS or any PAS Subsidiary under any employment agreements or severance or termination pay policies to any of their respective present or former employees;

       (m) any employment, bonus or deferred compensation agreement entered into between either PAS or any PAS Subsidiary, on the one hand, and any of their directors, officers, or other former employees, on the other hand;

       (m) any labor disputes or labor negotiations involving PAS or any PAS Subsidiary; or

       (o) any amendment of the Articles of Incorporation or By-laws or the articles of incorporation or by laws of any PAS Subsidiary.

       Section 3.18 CONTRACTS. (a) The PAS Disclosure Schedule contains a complete and correct list of all of the following to which PAS or any PAS Subsidiary is a party or by which any of them or any amount of any of their respective assets is bound, whether written or oral (the "Contracts") involving any amount or amounts in excess of Twenty Five Thousand Dollars ($25,000) or which cannot be terminated on thirty (30) days or less without liability:

              (i) any management or employment contract or other contract for personal services with any officer, consultant, director, employee or any other Person;

              (ii) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, hospitalization or medical expense, or for any other employee benefit plans, whether or not insured;

              (iii) any loan to or any plan, contract or arrangement providing for insurance for any officer, consultant, director, or employee of PAS or any PAS Subsidiary or members of their families (other than directors and officers liability policies);

              (iv) any union or collective bargaining agreements, and any labor contracts or employment agreements providing for liability for severance pay;

              (v) any lease, option, or agreement for real or personal property to which PAS or any PAS Subsidiary is a party other than agreements relating to Intellectual Property;

              (vi) any secrecy, non-competition or other agreement that (A) restricts the right of PAS or any PAS Subsidiary to engage in any place in any line of business, (B) would restrict the right of PAS or USSC or any of its subsidiaries to engage in any place in any line of business after the Effective Date or (C) restricts the right of PAS or any PAS Subsidiary to use or disclose any information in its possession;

              (vii) any license, sublicense or other agreement to which PAS or any PAS Subsidiary is a party (whether as licensor or licensee) involving or relating to Intellectual Property;

              (viii) any contract, commitment or agreement that involves or relates to (A) capital expenditures by PAS or any PAS Subsidiary, or (B) disposition of any amount of assets of PAS or any PAS Subsidiary;

              (ix) any non-recurring contract, commitment or agreement between any Shareholder or any Affiliate of any Shareholder, on the one hand, and PAS or any PAS Subsidiary, on the other hand, that is not cancelable without cause on thirty (30) days or less notice;

              (x) any contract relating to the rental or use of equipment, other than personal property or fixtures by PAS or any PAS Subsidiary involving payment of fixed or contingent annual rentals;

              (xi) any license or franchise agreement involving PAS or any PAS Subsidiary, either as licensor or licensee or as franchiser or franchisee;

              (xii) any loan agreements, guaranties, bonding arrangements, repurchase agreements, agency agreements, manufacturers' representative agreements, commission agreements, financing agreements, and security agreements;

              (xiii) any contract or commitment not made in the ordinary course of business;

              (xiv) any joint venture contract, including those currently under negotiation (accompanied by a summary of the status of such negotiations);

              (xv) any contract or agreement for the purchase of materials, supplies or services, including individual purchase orders; and

              (xvi) any other agreement or instrument not of a type covered by or specifically excluded from the coverage of any of the other items of this Section 3.18.

       (b) PAS has delivered to USSC true and correct copies of all Contracts described in this Section 3.18 or listed on any other schedule that are in writing, and complete and correct descriptions of all contracts that are not in writing. Each of such plans, contracts, arrangements, instruments or other agreements is valid and in full force and effect and neither PAS nor any PAS Subsidiary nor any other party thereto is in default in any respect under the terms thereof. Except as disclosed in the PAS Disclosure Schedule, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not require the consent of any Person (other than approval of the transactions contemplated by this Agreement by the PAS Shareholders) pursuant to, or result in the termination or impairment of, any material item described in the foregoing.

       Section 3.19 POWERS OF ATTORNEY. Except as disclosed in the PAS Disclosure Schedule, neither PAS nor any PAS Subsidiary has any powers of attorney or comparable delegations of authority outstanding in connection with its businesses, and none of such delegations of authority would not be revocable by PAS or any PAS Subsidiary following the Effective Date.

       Section 3.20 BANK ACCOUNTS; DEPOSITS. Except as disclosed in the PAS Disclosure Schedule, neither PAS nor any PAS Subsidiary has any bank accounts or safe deposit boxes or credit arrangements under which PAS or any PAS Subsidiary may incur liability, and except as disclosed in the PAS Disclosure Schedule, as of the date specified therein, there are no Persons presently authorized to draw thereon, have access thereto or be able to obtain credit therewith.

       Section 3.21 PRODUCT LIABILITY; INSURANCE.

       (a) The PAS Disclosure Schedule sets forth all claims involving or relating to, or involving one or more allegations of, product liability for injury, death or damage to persons or property which are pending or threatened or known to PAS's actual knowledge against PAS or any PAS Subsidiary with respect to products sold or otherwise transferred by PAS or any PAS Subsidiary or any predecessor of any of them. Such Schedule also sets forth, for each of the last five (5) fiscal years of PAS and each PAS Subsidiary and for the interim period ended on the date hereof, the aggregate amount of product liability claims paid by or on behalf of PAS and any PAS Subsidiary. Neither PAS nor any PAS Subsidiary has extended to its customers any product warranties, indemnifications or guarantees except as set forth on the PAS Disclosure Schedule.

       (b) The PAS Disclosure Schedule sets forth a complete and correct list of all insurance policies (including, without limitation, policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance) and fidelity bonds covering the assets, business or employees of PAS and each PAS Subsidiary (complete and correct copies of which have been made available to USSC) together with the annual premiums payable with respect thereto. Except as set forth in the PAS Disclosure Schedule, there are no claims pending under any of said policies or bonds or disputed with underwriters, and all premiums due and payable have been paid. Except as set forth in the PAS Disclosure Schedule, there are no pending or threatened terminations with respect to any of such policies and bonds and PAS and each PAS Subsidiary is in compliance with all conditions contained therein. Neither PAS nor any PAS Subsidiary has been denied any insurance coverage which any of them has requested or made any material reductions or change in the scope or nature of and of their respective insurance coverage. All such policies and bonds are in full force and effect.

       Section 3.22 EMPLOYEE BENEFIT PLANS.

       (a) The PAS Disclosure Schedule sets forth a complete and correct list of each Employee Pension Benefit Plan, as defined in Section 3(2) of ERISA, which
(i) is subject to any provision of ERISA, and (ii) was at any time maintained, administered or contributed to by PAS or any PAS Subsidiaries and covered any employee or former employee of PAS or any PAS Subsidiaries or under which PAS or any PAS Subsidiaries has any liability. Complete and correct copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to USSC together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans."

       (b) Neither PAS nor any PAS Subsidiary contributes to or otherwise participates in and has never contributed to or otherwise participated in any Employee Plan that is or has been subject to Title IV of ERISA. Neither PAS nor any PAS Subsidiary has engaged in any "prohibited transaction" as defined in
Section 406 of ERISA or Section 4975 of the Code, nor has a "prohibited transaction" occurred with respect to any Employee Plan or any other employee benefit plan or arrangement contributed to by PAS or any PAS Subsidiary which is covered by Title I of ERISA. Neither PAS nor any PAS Subsidiary has incurred any liability under Title IV of ERISA which could become a liability of USSC after the Effective Date.

       (c) Each of the Employee Plans which is intended to be qualified under
Section 401(a) of the Code (a "Qualified Plan") is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. USSC has been furnished with copies of the most recent Internal Revenue Service determination letters with respect to any such Employee Plans. Requests for determination letters with respect to certain amendments necessary to bring such qualified Employee Plans into compliance with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984 were timely submitted and have been received. All amendments to the qualified Employee Plans which are required by the Code and regulations and rulings promulgated thereunder to be effective prior to the Effective Date, are required to comply with ERISA, the Tax Reform Act of 1986 or any other provisions of law or are necessary to reflect the currently applicable terms (as of the Effective Date) of such qualified Employee Plans or of any collective bargaining agreement pursuant to which such qualified Employee Plans were established shall have been adopted by PAS and any PAS Subsidiaries in a form approved in writing by USSC, which approval shall not be unreasonably withheld, and filed with the Internal Revenue Service on or about the Effective Date, or will be so filed as soon as is reasonably practicable thereafter. Each of the Employee Plans has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plans and nothing has occurred since the adoption of the Qualified Plans which resulted or, after due inquiry, could result in the imposition of any penalties on such Qualified Plans or the sponsors, fiduciaries or administrators thereof, including any actions taken pursuant to this Agreement.

       (d) To PAS' actual knowledge, there is no contract, agreement, plan or arrangement covering any employee or former employee of PAS or any PAS Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

       (e) The PAS Disclosure Schedule sets forth a complete and correct list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, medical benefits, dental benefits, vacation benefits, retirement benefits or for deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by PAS, or any PAS Subsidiary and (iii) covers any employee or former employee of PAS, any PAS Subsidiary or any predecessor of any of them. Copies or descriptions of such contracts, plans and arrangements have been previously furnished to USSC together with copies of funding vehicles and policies and the most recent annual report on Form 5500, if applicable. Such contracts, plans and arrangements are hereinafter referred to collectively as the "Benefit Arrangements." Each of the Benefit Arrangements has in all material respects been maintained in compliance with its terms and to meet any applicable requirements for favorable tax treatment under the Code and comply with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

       (f) Neither PAS nor any PAS Subsidiary has any liability in respect of post-retirement health and medical benefits for retired employees of PAS or any PAS Subsidiary.

       (g) Except as specifically set forth in the PAS Disclosure Schedule, (i) PAS and any PAS Subsidiaries have made all payments required by each Employee Plan and Benefit Arrangement, any related trusts, any collective bargaining agreement or by law to be made to each Employee Plan and Benefit Arrangement (including all insurance premiums or intercompany charges with respect to each Employee Plan and Benefit Arrangement) with respect to all periods through the Effective Date, including, without limitation, payments for a pro rata share with respect to any period including the Effective Date, based on the number of days in such period to the total number of days in the plan year, and all amounts properly accrued to date as liabilities of PAS, and any PAS Subsidiaries under or with respect to each Employee Plan or Benefit Arrangement for the current plan years have been recorded on the books of PAS, and any PAS Subsidiaries; (ii) there are no actions, suits, arbitrations or claims pending (other than routine claims for benefits) or threatened, against any Employee Plan or Benefit Arrangement, its administrators, trustees or other fiduciaries, or against the Shareholder, PAS or any PAS Subsidiaries or against the assets of any Employee Plan or

Benefit Arrangement; (iii) no Employee Plan providing retirement benefits for employees or former employees of PAS and any PAS Subsidiary has been terminated;
(iv) no Employee Plan is under audit by either the Internal Revenue Service or the U.S. Department of Labor; and (v) consummation of the transactions contemplated by this Agreement will not give rise to any liability of PAS or any PAS Subsidiary for severance pay or termination pay solely by reason of such transactions.

       (h) Except as disclosed in the PAS Disclosure Schedule, there has not been, and prior to or on the Effective Date there will not be, any amendment to, written interpretation or announcement (whether or not written) by PAS or any PAS Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plans or Benefit Arrangements which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the period ending December 31, 1995.

       Section 3.23 EMPLOYEES.

       (a) The PAS Disclosure Schedule lists each salaried employee and sales representative of PAS and each PAS Subsidiary, his or her current position, salary, commission and general compensation arrangement. Except for agreements, complete and accurate copies of which have been delivered to USSC, neither PAS nor any PAS Subsidiary is a party to any consulting or employment agreement (other than at will employment agreements or agreements with the principal purpose of providing for the confidentiality of PAS's and each PAS Subsidiary's proprietary information and prosecution of patent claims) with individual consultants or employees (including officers and directors).

       (b) There are no current compensation, pension or benefit arrangements, whether written or oral, between PAS or any PAS Subsidiary, on the one hand, and any former employees of any of them, on the other hand. Prior to the Effective Date, USSC shall have received a list of the names and addresses of each former employee of PAS and every PAS Subsidiary and each other person currently covered with respect to any of them under any Benefit Arrangement under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") together with the expiration date of all COBRA rights for each such covered person.

       Section 3.24 LABOR MATTERS. PAS and each PAS Subsidiary is in compliance with all currently applicable laws and regulations respecting employment and employment practices, discrimination in employment, verification of immigration status, terms and conditions of employment, wages and hours and occupational safety and health, and is not engaged in any unfair labor practice.

       Section 3.25 DISTRIBUTORS, VENDORS AND CUSTOMERS.

       (a) The PAS Disclosure Schedule contains a true and correct copy of each distributorship, agency or similar agreement involving or related to past, present or future products of PAS or to which PAS is a party or by which it is otherwise bound ("Distributorship Agreements"). Other than the Distributorship Agreements, there is no agreement, option, right or binding understanding under which any person has an option or other right to enter into a distribution, agency or similar agreement with PAS or involving or related to any of PAS's present or future products or to extend the term of any of the Distributorship Agreements.

       (b) The PAS Disclosure Schedule contains a true and complete list of the names and addresses of vendors who have supplied PAS with products, parts, components and subassemblies for products in the one (1) year preceding the Closing Date (collectively, the "Vendors") and a description in reasonable detail of the components supplied by each of the Vendors to PAS.

       (c) The PAS Disclosure Schedule contains a true and complete list of the names and address and sales history of customers during the past one (1) year of PAS other than Distributors (collectively, the "Customers") and on the Closing Date contain a true and complete list of open purchase orders as of the Closing Date ("Open Purchase Orders").

       Section 3.26 TAXES. Except as set forth in the PAS Disclosure Schedule,

       (a) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Date, by or on behalf of PAS and any PAS Subsidiary (collectively, the "PAS Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown due thereon on or before the Effective Date hereof have been or will be paid when due. The December Balance Sheet (i) fully accrues all actual and contingent liabilities for Taxes with respect to all periods through December 31, 1996, and neither PAS or any PAS Subsidiary has and none of them will incur any Tax liability in excess of the amount reflected on the December Balance Sheet with respect to such periods, and (ii) properly accrues in full all liabilities for Taxes payable after December 31, 1996 with respect to all transactions and events occurring on or prior to such date.

       (b) Adequate provision has been and will be made on the Financial Statements for all Tax liabilities existing on or before the Effective Date. PAS and each PAS Subsidiary has withheld and paid when due to the applicable financial institution or Taxing Authority all amounts required to be withheld. PAS has not granted any extension or waiver of the limitation period applicable to any PAS Returns.

       (c) There is no claim, audit, Action now pending or (to the actual knowledge of PAS) threatened against or with respect to PAS or any PAS Subsidiary in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by PAS or any PAS Subsidiary and there are no liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to PAS or any PAS Subsidiary, adversely affect the liability of PAS or any PAS Subsidiary for Taxes. Neither PAS, any PAS Subsidiary nor any other person on behalf of PAS or any PAS Subsidiary has entered into nor will any of them enter into any agreement or consent pursuant to Section 341(f) of the Code. There are no liens for Taxes upon the assets of PAS or any PAS Subsidiary except liens for current Taxes not yet due. Neither PAS nor any PAS Subsidiary is subject to withholding of any "United States real property interest" with respect to any transaction contemplated hereby and neither PAS nor any PAS Subsidiary owns any interest in real property except as disclosed.

       (d) Other than pursuant to this Agreement, neither PAS nor any PAS Subsidiary is a party to or bound by (or will prior to the Effective Date become a party to or bound by) any Tax sharing agreement.

       Section 3.27 PERMITS AND LICENSES.

       (a) The PAS Disclosure Schedule contains a complete and correct copy of
(i) each pending application or registration for Governmental Approval and each Governmental Approval held by PAS to import, export, store, market and sell PAS products, and (ii) the most recent report by or on behalf of the FDA or any other Governmental Body involving or relating to any facility inspection of PAS facilities. Except as disclosed in the PAS Disclosure Schedule, (i) PAS and each PAS Subsidiary possess such Governmental Approvals from all Governmental Bodies including, without limitation, all FDA Approvals necessary to permit the operation of their businesses in the manner as the same are currently conducted, and to operate, own or occupy their respective properties, (ii) there have been no product recalls, field corrective activity, medical device reports, warning letters or administrative actions by the FDA or any other Governmental Body, and
(iii) to the actual knowledge of PAS (aa) there is no administrative action pending or threatened for the revocation of any such Governmental Approval and
(bb) assuming the obtaining of the authorizations, consents, approvals and other actions listed in the PAS Disclosure Schedule, no Governmental Approval by any Governmental Body having jurisdiction over the operation of PAS's businesses of any PAS Subsidiary's businesses, whether in whole or in part, will be revoked, or become ineffective or subject to revocation, as a consequence of the transactions contemplated by this Agreement.

       (b) Except as disclosed in the PAS Disclosure Schedule, to the actual knowledge of PAS and the Control Persons, the suppliers of products, parts, components and subassemblies to PAS and PAS Subsidiaries and the distributors, wholesalers, retailers of PAS Products possess such Governmental Approvals from all Governmental Bodies necessary to permit the operation of their businesses in the manner as currently conducted, and to operate, own or occupy their respective properties.

       Section 3.28 MINUTE BOOKS. The minute books of PAS and each PAS Subsidiary, as previously made available to USSC, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and board of directors of PAS and of each PAS Subsidiary, as the case may be.

       Section 3.29 BROKERS. Except for UBS Securities LLC which has been engaged to render a "fairness" opinion to the Board of Directors of PAS, neither PAS, nor any PAS Subsidiary nor any of the Control Persons have employed any investment banker, broker or finder which might be entitled to a fee or other remuneration upon consummation of the transactions contemplated hereby.

       Section 3.30 IMPROPER PAYMENTS. Neither PAS nor any PAS Subsidiary, nor any of their respective officers and agents, have made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to PAS or any PAS Subsidiary. Customary holiday gifts of nominal value made to suppliers or customers are not to be deemed illegal or improper for purposes of this Section 3.30.

       Section 3.31 COMPLETENESS OF DISCLOSURE. No representation or warranty of PAS made in this Agreement and no document furnished or to be furnished by PAS pursuant to this Agreement or in connection with the transactions contemplated hereby knowingly contains or will knowingly contain any untrue statement of a material fact or knowingly omits to state a material fact necessary to make the statements contained herein or therein not materially misleading.

       Section 3.32 SURVIVAL. The representations and warranties contained in this Article III shall survive Closing for a period of one (1) year.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF USSC AND TRANSITORY SUB

       USSC and Transitory Sub hereby jointly and severally represent and warrant to PAS and the Control Shareholders and shall be deemed to so represent and warrant on and as of the Effective Date, except as disclosed in a document referring specifically to the representations and warranties in this Agreement which reasonably identifies the basis for any exception to a representation and warranty in this Agreement (the "USSC Disclosure Schedule"):

       Section 4.01 ORGANIZATION; AUTHORITY AND APPROVAL. USSC and Transitory Sub are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and Delaware, respectively. USSC and Transitory Sub each have the corporate power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of USSC and Transitory Sub, enforceable against each of them in accordance with its terms subject to bankruptcy laws affecting creditors' rights generally and to the discretion of a court to grant equitable relief.

       Section 4.02 NO CONFLICT. The execution, delivery and performance of this Agreement by USSC and Transitory Sub does not, and the consummation by USSC and Transitory Sub of the transactions contemplated hereby will not, (i) violate or conflict with their respective certificates of incorporation or by-laws, (ii) assuming satisfaction of the matters referred to in the following clause (iii) of this Section 4.02, violate or conflict with any law or governmental regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree, currently applicable to USSC or Transitory Sub or any agreement or instrument, or currently applicable award, judgment or decree, to which USSC or Transitory Sub is a party or by which each is bound, or (iii) require any filing by USSC or Transitory Sub with, or authorization, approval, consent or other action by any governmental agency or other regulatory body, except, with respect to the matters listed in the USSC Disclosure Schedule, (iv) except as disclosed in the USSC Disclosure Schedule, violate or conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or give rise to a right of termination or to accelerate or permit the acceleration of the performance required by any Lien, loan arrangement, lease or other agreement or instrument to which USSC or Transitory Sub is a party or by which USSC or Transitory Sub or any of their respective assets is bound; or (v) result in the creation of any Lien upon the assets of PAS under any such Lien, loan arrangement, lease, agreement or instrument, which violation, conflict, failure to take action or obtain consent, approval or authorization, breach, termination, acceleration, default or Lien specified in the foregoing clauses
(ii) through (v) would be likely to have a Material Adverse Effect on the business and operations, properties, assets, liabilities, commitments, earnings, financial condition or results of operations of USSC or Transitory Sub.

       Section 4.03 BROKERS. Neither USSC nor Transitory Sub have employed any investment banker, broker or finder which might be entitled to a fee or other remuneration upon consummation of the transactions contemplated hereby, except as set forth in the USSC Disclosure Schedule.

       Section 4.04 CAPITALIZATION. The authorized capital stock of USSC consists of 250,000,000 shares of USSC Common Stock and 2,000,000 shares of USSC Preferred Stock, par value $5.00. As of September 30, l996, there were 70,864,716 shares of USSC Common Stock outstanding. As of September 30, l996, 15,907,048 shares of USSC Common Stock were subject to issuance upon the exercise of outstanding stock options. As of September 30, 1996, 8,082,996 shares of USSC Common Stock were held by USSC in its treasury. As of September 30, l996, 8,870,000 Depository Shares, each representing 1/50th interests in shares of USSC Series A Preferred Stock were outstanding. As of the date hereof, the authorized capital stock of Transitory Sub consists of one hundred (100) shares of Common Stock, no par value, all of which are validly issued, fully paid and non assessable and owned by USSC. Other than as set forth in the fourth sentence of this Section 4.05 or pursuant to employee stock plans, there are outstanding no subscriptions, options, warrants or other agreements, or conversion, exchange or other rights of any kind other than this Agreement entitling any Person to purchase or otherwise acquire shares of USSC Common Stock or Preferred Stock and no such stock is reserved for issuance for any purpose. There are no agreements, commitments or restrictions to which USSC is a party or of which USSC is aware relating to ownership or voting of USSC Common Stock or Preferred Stock.

       Section 4.05 SEC DOCUMENTS; USSC FINANCIAL STATEMENTS. USSC has furnished PAS with a true and complete copy of each annual, quarterly and other report, registration statement (without exhibits), including any prospectuses or prospectus supplement (other than with respect to each employee stock plan) and definitive proxy statement filed by USSC with the SEC since December 31, 1995 (the "USSC SEC Documents"), which are all the documents (other than preliminary material) that USSC was required to file with the SEC since such date.

As of their respective filing dates, the USSC SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and none of the USSC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of USSC included in the USSC SEC Documents (the "USSC Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and present fairly, in all material respects, the financial position of USSC and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

       Section 4.06 NO MATERIAL ADVERSE CHANGE. Since December 31, 1995, and except as disclosed in USSC SEC Documents, USSC and Transitory Sub have conducted their respective businesses in the ordinary course and there has not occurred any Change in the Business Condition of USSC that has a Material Adverse Effect on USSC and its consolidated subsidiaries taken as a whole.

                                    ARTICLE V

                                COVENANTS OF PAS

       Section 5.01 SHAREHOLDER APPROVAL. Promptly following the execution of this Agreement, PAS shall prepare a proxy statement and shall solicit the written consent of the shareholders of PAS to approve this Agreement, the filing of the Certificate of Merger and the transactions contemplated hereby and thereby by means of an offering memorandum, or, if necessary, an amendment to the Articles of Incorporation and/or By Laws if required to effect the authorization, issuance and delivery of the Non Consummation Equity as contemplated by this Agreement.

       Section 5.02 CONDUCT OF BUSINESS. (a) Except as may be necessary or appropriate to consummate the transactions contemplated by this Agreement from the date hereof until the Effective Date and, except as consented to in writing by USSC, PAS will not from the date hereof until the Effective Date, except in the ordinary course of its business consistent with past practice, without the prior written consent of USSC:

       (1) commence or conduct any new business (i.e., other than the design, development, manufacture and marketing of balloon expandable martensitic nitinol stents and balloon angioplasty catheters, and balloon catheter radiation products, for use in the treatment of coronary artery disease and brachytherapy);

       (2) enter into or amend in any respect any plan, contract, license, lease or agreement, other than the negotiation and entering into of an exclusive supply agreement (the "Proposed Supply Agreement") with a major radiopharmaceutical supplier, provided the Proposed Supply Agreement includes research and funding by such radiopharmaceutical supplier for PAS's balloon catheter beta radiation products and provided USSC is kept advised of negotiations thereof and including the terms being discussed, provided with a copy of the final form of the Proposed Supply Agreement prior to signing thereof as far in advance as is reasonably possible, and further provided that USSC consents to the Proposed Supply Agreement, which consent shall not be unreasonably withheld;

       (3) issue any of its capital stock (other than upon the exercise of options or warrants outstanding as of the date hereof, or the issuance of options to the extent contemplated by Section 3.17(g)), declare or pay any dividend on, or make any other distribution with respect to, its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock;

       (4) make any payment or incur any liability to any Shareholder or any Affiliate of any Shareholder, or effect any other transaction with any Shareholder or any of its Affiliates, except as set forth in Section 3.03 of the PAS Disclosure Schedule delivered to USSC on or prior to the date hereof;

       (5) merge or consolidate with any other corporation or acquire any assets or business of any Person (other than a merger or consolidation approved by USSC or any Affiliate thereof following exercise of the Option under the Stock Option Agreement);

       (6) make any change in its Articles of Incorporation or By Laws;

       (7) purchase or acquire any assets, other than equipment to be owned by PAS and to be used in the ordinary course of PAS's business consistent with PAS's past practices, provided that each item of equipment shall cost less than Twenty Thousand Dollars ($20,000); or sell, lease or otherwise dispose of any assets, inventory or property;

       (8) incur, or perform, pay or otherwise discharge, any obligation or liability (absolute or contingent), (i) other than in the ordinary course of business consistent with past practices, except that the total operating expenses of PAS on a consolidated basis shall not exceed Seven Hundred and Fifty Thousand Dollars ($750,000) per month, or (ii) other than as may be necessary or appropriate to consummate the transactions contemplated by this Agreement;

       (9) pay any fees to any director or officer, provided that PAS may continue to pay fees to any directors in accordance with PAS's past practice and PAS may continue to pay officers at the existing level of their salaries and fringe benefits, except as set forth in Section 3.03 of the PAS Disclosure Schedule delivered to USSC on or prior to the date hereof;

       (10) issue any subscription, option or warrant to purchase, or other right to purchase or otherwise acquire, PAS capital stock, any security or other instrument convertible into any class of PAS Capital Stock or any PAS subsidiary Security, other than the grant of options on PAS capital stock to individual consultants and employees in connection with the hiring of such consultants and employees, provided that such stock options shall be in amount and on terms and conditions consistent with PAS's past practices, and PAS shall advise USSC of the details of each such issuance as far in advance as is reasonably practicable;

       (11) grant any discounts for prompt payment of receivables or for volume purchases, other than in accordance with PAS's past practices, or fail to pay when due the full amount of payables and other amounts owed by PAS (except if contested by PAS in good faith by appropriate proceedings), other than in accordance with PAS's past practices;

       (12) take any other action which would result in a Material Adverse Effect on PAS; or

       (13) commit itself to do any of the foregoing.

       (b) PAS shall prepare and deliver to USSC within ten (10) business days after each month end an unaudited balance sheet, a statement of income and cash flows and detail of general and administrative expenses of PAS for the immediately preceding calendar month during the period from the date hereof through the Effective Date.

       Section 5.03 ACCESS. PAS will (a) afford promptly to USSC and its authorized representatives reasonable access from the date hereof until the Effective Date, during normal business hours and with at least 24 hours advance notice, to its properties, books, records, employees and auditors (and their work papers), and (b) furnish to USSC such additional financial and data and other information relating to PAS as it may reasonably request.

       Section 5.04 REVIEW OF BOOKS AND RECORDS. Prior to the Effective Date,
(a) PAS will cause PAS's accountants to make available to USSC's attorneys, outside auditors and internal audit department (USSC's internal audit department alternatively referred to as the "Auditors"), such books, records, work papers and other information as the Auditors may deem necessary to advise USSC with respect to the Financial Statements, and (b) make its books and records available for inspection by the Auditors upon notice at all reasonable times.

       Section 5.05 NO ENCUMBRANCES. PAS will not encumber or permit to be encumbered any PAS asset; PAS will not enter into any transaction or make any commitment relating to the assets and business of PAS except in the ordinary course of PAS's business consistent with its past practices.

       Section 5.06 CONSENTS; REGULATORY APPROVAL. PAS will take all such commercially reasonable actions as may be necessary to obtain all approvals or consents from third Persons or regulatory or governmental agencies necessary or advisable in order to permit the consummation of the transactions contemplated in this Agreement. Without limiting the foregoing, PAS will cooperate with USSC in connection with the preparation of any filing required by the HSR Act.

       Section 5.07 COMMERCIALLY REASONABLE EFFORTS. PAS will use commercially reasonable efforts to cause the conditions set forth in Section 7.01 to be satisfied as soon as practicable after the date hereof.

       Section 5.08 CONFIDENTIALITY. PAS shall hold all information provided to by or on behalf of USSC (and any information derived therefrom, or reflecting any such information, prepared by or on behalf of USSC) relating to USSC in confidence and will not for a period of the later of three (3) years after termination of this Agreement or the Effective Date disclose any such information other than to directors, officers, employees and agents of PAS who need to know such information for the purposes of the transactions contemplated by this Agreement and as required in connection with making any regulatory application or complying with any other applicable Laws. Upon any termination of this Agreement, PAS shall promptly return to USSC all such information and will destroy any such information prepared by any of them or on their behalf, including any copies of such information. This Section 5.08 shall not apply to:
(i) information now or hereafter in the public domain through no fault of PAS,
(ii) information which PAS knew (and was not restricted from disclosing or using) and can be shown to have existed before USSC first disclosed to PAS in connection with the transactions contemplated herein, (iii) information obtained from a source other than USSC, provided such source was not at the time it furnished such information bound by confidentiality obligations for the benefit of USSC and had authorization to disclose same, (iv) information independently developed by PAS without using USSC proprietary information, and (v) compliance with any applicable Law by PAS of any of the foregoing.

       Section 5.09 INCONSISTENT ACTIVITIES. Unless and until this Agreement has been terminated pursuant to the terms hereof, PAS will not, except to the extent required to do so to meet its fiduciary obligations but only provided PAS has received a legal opinion of its counsel that it is so required, to (aa) entertain any Acquisition Proposal, (bb) directly or indirectly take any action to seek, initiate or encourage any offer from, or negotiate or enter into any agreement or understanding with, any Person to acquire all or any portion of the business or any capital stock of PAS whether by merger, purchase, purchase of assets or other similar transaction, or (cc) disclose (other than to USSC or its agents) any information not customarily disclosed in the ordinary course of business or legally required to be disclosed concerning the business, properties or assets of PAS.

       (b) PAS will orally notify USSC immediately, followed by prompt written notice, of any Acquisition Proposal or any offer from any Person (other than USSC) to acquire any shares of PAS Capital Stock, to merge or consolidate with PAS or to acquire otherwise any significant portion of the assets of PAS or any indication from any Person that it or another Person is considering making such an offer.

       Section 5.10 STOCK TRANSFER TAX; TRANSFER TAXES; WITHHOLDING TAXES ON PAS OPTIONS. Prior to the Effective Date PAS shall withhold and remit on a timely basis any and all payroll and withholding taxes required to be withheld in connection with the exercise of the PAS Options by any Person who is or at any time was an employee or officer of PAS.

       Section 5.11 QUARTERLY FINANCIAL INFORMATION. On or before the Effective Date, PAS shall have delivered to USSC an unaudited balance sheet of PAS as of each of the calendar quarters commencing after December 31, l996 and ending on the close of business on the day immediately preceding the Effective Date (collectively, the "Interim Period Financial

Statements") together with a certification by the President & Chief Executive Officer of PAS that to the best of his knowledge each of the same present fairly the financial condition and results of operating of PAS as of the dates set forth therein.

       Section 5.12 SHAREHOLDER QUESTIONNAIRE. Prior to the Effective Date PAS shall obtain and make, and cause to be obtained and made from and by each Shareholder, the information and representations set forth in the Questionnaire/Accredited Investor Certification attached hereto as EXHIBIT C (the "Certification"), the terms of which are incorporated within this Agreement.

       Section 5.13 LIMITATION ON BORROWING. Neither PAS nor any PAS Subsidiary shall incur, assume or guarantee any indebtedness or liability for or in respect of borrowed money or any commitment to do the same, except lease of equipment in the ordinary course of business and with a capital value not to exceed Fifty Thousand Dollars ($50,000).

       Section 5.14 OWNERSHIP PERCENTAGE CERTIFICATE. At the Effective Time, or, if applicable, at the Option Exercise Date under the Stock Option Agreement, PAS shall prepare and deliver to USSC a Certificate of the Chief Financial Officer of PAS setting forth the Ownership Percentage, as of such time or date, of each holder of PAS Capital Stock.

       Section 5.15 PAS SUPPLEMENTAL DISCLOSURE SCHEDULE. Prior to or promptly following execution of this Agreement, PAS shall deliver to USSC an updated version of the Disclosure Schedule ("the "PAS Supplemental Disclosure Schedule") which shall thereafter be incorporated into the PAS Disclosure Schedule.

                                   ARTICLE VI

                      COVENANTS OF USSC AND TRANSITORY SUB

       USSC and Transitory Sub each agree as follows:

       6.01 REGISTRATION PROCEDURES AND EXPENSES. USSC shall;

              (a) file with the SEC as soon as reasonably practicable a shelf registration statement under the Act on Form S-3 or on another form which is appropriate to register the resale of the USSC Common Stock pursuant to Rule 415 under the Act;

              (b) use commercially reasonable best efforts, subject to receipt of necessary information from and as to the Shareholders, to cause such Registration Statement to become effective as promptly after filing as practicable;

              (c) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith and take such other steps as may be necessary to keep such Registration Statement continuously effective (and current in all material respects subject to Section 6.02) until the earlier to occur of (i) such time as all the USSC Common Stock has been sold pursuant thereto or otherwise, or (ii) the date on which all Shareholders are permitted to publicly resell such USSC Common Stock under Rule 144(k) under the Act, as the same may be amended from time to time, or any successor regulation or comparable provision under the Act relating to the resale of restricted or Rule 145(a) securities;

              (d) prior to the filing with the SEC of a Registration Statement, including any amendments or supplements thereto, provide the Shareholders' Agent, and one counsel for the Shareholders, the reasonable opportunity to participate in the preparation of such Registration Statement;

              (e) furnish to the Shareholders' Agent with respect to the USSC Common Stock registered on the Registration Statement (and to each sales or placement agent or each underwriter, if any, of such USSC Common Stock) copies of the Registration Statement and any amendments or supplements thereto, and such number of copies of prospectuses and any amendments or supplement thereto in conformity with the requirements of the Act as the Shareholders' Agent may reasonably request, in order to facilitate the public sale or other disposition of all or any of the USSC Common Stock by the Shareholders; provided, however, that the obligation of the Company to deliver copies of prospectuses to the Shareholders' Agent on behalf of the Shareholders shall be subject to the receipt by the Company of reasonable assurances from the Shareholders' Agent and/or the Shareholders that the Shareholders will comply with the applicable provisions of the Act and of such other securities laws as may be applicable in connection with any use of such prospectuses;

              (f) promptly notify the Shareholders' Agent (A) when such Registration Statement, any prospectus included therein or any amendment or supplement to any of the foregoing has been filed and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective, (B) of any comments which may relate to the Shareholders by the SEC or any request by the SEC for amendments or supplements to such Registration Statement or prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for that purpose, or (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the USSC Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

              (g) cooperate with the Shareholders to facilitate the timely preparation and delivery of certificates representing USSC Common Stock sold under the Registration Statement, which certificates shall not bear any restrictive legends;

              (j) bear all expenses in connection with the procedures in paragraphs (a) through (j) of this Section 6.01 and the registration of the USSC Common Stock on such Registration Statement and the satisfaction of the blue sky laws of such states, but (except as may otherwise be agreed) excluding the fees and expenses of legal counsel to the Shareholders in connection with the procedures in paragraphs (a) through (j) of this Section 6.01 unless otherwise agreed, and excluding underwriting discounts and selling Commissions and expenses which shall be borne by the Shareholders;

              (k) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC; and

              (l) use its reasonable best efforts to list the USSC Common Stock covered by such Registration Statement on the New York Stock Exchange;

       6.02 TEMPORARY CESSATION OF OFFERS AND SALES BY SHAREHOLDERS. PAS acknowledges that there may be times when the Company may be required to suspend the use of the prospectus forming part of the Registration Statement (including foregoing a request that the Registration Statement become effective) until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the SEC, until the prospectus is supplemented or amended to comply with the Act, or until such time as the Company has filed an appropriate report with the SEC pursuant to the Exchange Act, but only if pursuant to advice of counsel (i) the filing of a registration statement would require the premature disclosure of information, the disclosure of which could have an adverse effect on the business or operations of the Company, or would in the good faith opinion of the Company not be in the Company's best interests at such time, or (ii) the Company then is unable to comply with the requirements of the SEC relating to such registration or to resale of the USSC Common Stock, provided, however, that the Company shall use its reasonable best efforts to make such disclosure, or remedy such noncompliance including removal of any stop order, as the case may be, at the earliest practical date that the Company believes to be in the Company's best interests. Each of the Shareholders hereby covenants that it will not sell any USSC Common Stock pursuant to said prospectus during the period commencing at the time at which the Company gives the Shareholders' Agent notice of the suspension of the use of said prospectus and ending at the time the Company gives the Shareholders' Agent notice that the Shareholders may thereafter effect sales pursuant to said prospectus, as the same may have been supplemented or amended.

       Section 6.03 CONSENTS; REGULATORY APPROVAL. USSC and Transitory Sub will cooperate with PAS in obtaining the consents referred to in Section 7.01(f), provided that such cooperation shall not be deemed to constitute an agreement by USSC or Transitory Sub to guarantee or otherwise assume any liability with respect to any such agreement or other agreement. USSC will take all such commercially reasonable actions as may be necessary to obtain all approvals or consents from third Persons or regulatory or governmental agencies necessary or advisable in order to permit the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, USSC will cooperate with PAS in connection with the preparation of any filing required by the HSR Act.

       Section 6.04 CONFIDENTIALITY. Each of USSC and Transitory Sub shall hold all information provided to either of them by or on behalf of PAS (and any information derived therefrom, or reflecting any such information, prepared by or on behalf of PAS) relating to PAS in confidence and will not, in the event of termination of this Agreement, for a period of the later of three (3) years after termination of this Agreement disclose any such information other than to directors, officers, employees and agents of USSC or Transitory Sub who need to know such information for the purposes of the transactions contemplated by this Agreement and as required in connection with making any regulatory application or complying with any other applicable Laws. Upon any termination of this Agreement, USSC and Transitory Sub shall promptly return to PAS all such information and will destroy any such information prepared by any of them or on their behalf, including any copies of such information. This Section 6.04 shall not apply to: (i) information now or hereafter in the public domain through no fault of USSC or Transitory Sub,

(ii) information which USSC or Transitory Sub knew (and was not restricted from disclosing or using) and can be shown to have existed before PAS first disclosed to USSC or Transitory Sub in connection with the transactions contemplated herein, (iii) information obtained from a source other than PAS, provided such source was not at the time it furnished such information bound by confidentiality obligations for the benefit of PAS and had authorization to disclose same, (iv) information independently developed by USSC or Transitory Sub without using PAS proprietary information, and (v) compliance with any applicable Law by USSC or PAS of any of the foregoing.

       Section 6.05 ACCOUNTING AND TAX TREATMENT. USSC agrees that the transactions contemplated by this Agreement including, but not limited to, the transfer by USSC of the USSC Common Stock on the Effective Date pursuant to the terms of this Agreement shall be accounted for by USSC and shall be treated by USSC for tax purposes as involving a non taxable purchase of shares and that the positions, elections and methods taken or reflected in all Federal, state or local tax returns in respect of the transactions contemplated by this Agreement shall reflect or be consistent with the foregoing; provided that USSC shall not be required to accord such treatment to the transaction if 1) USSC does not acquire control of PAS, within the meaning of Section 368(c) of the Code, in the transactions contemplated by this Agreement, or 2) there is a final determination that the transactions contemplated by this Agreement do not constitute a reorganization within the meaning of Section 368 of the Code. A final determination shall mean a determination by the Internal Revenue Service involving at least Five Hundred Thousand Dollars ($500,000) in income Taxes or any decision by a court having jurisdiction over the matter, which determination or decision may no longer be appealed. Notwithstanding the foregoing or anything else in this Agreement to the contrary, USSC does not represent, warrant or guarantee that the transactions contemplated by this Agreement shall be treated by any taxing authority as involving a non taxable transaction. USSC shall provide to PAS the representations set forth on attached EXHIBIT G on or prior to the Effective Date.

       Section 6.06 PAYMENT OF TAXES. Following the Effective Date, USSC shall cause PAS promptly to pay to the proper taxing authorities the amount of any withholding taxes withheld by PAS in connection with the exercise of the PAS Options.

       Section 6.07 COMMERCIALLY REASONABLE EFFORTS. USSC will use commercially reasonable efforts to cause the conditions set forth in Section 7.02 to be satisfied as soon as practicable after the date hereof.

       Section 6.08 DEVELOPMENT AND MARKETING OF PAS TECHNOLOGY. USSC shall determine in its best business judgment the appropriate business levels to develop and market the current PAS technology. In the event the Proposed Supply Agreement referenced in Section 5.02 above is not executed, or if the research and development funding by such radiopharmaceutical supplier is less than Two Million Dollars ($2,000,000), then, in such event, during the twenty four (24) month period commencing on the Effective Date, USSC shall make available funding of research and development by, or on behalf of, USSC and/or PAS, for PAS balloon catheter beta radiation products during the two year period following USSC consummation of the Merger in accordance with the terms of this Agreement an amount equal to (x) Two Million Dollars ($2,000,000), less (y) the dollar amount, if any, of funds provided by the radiopharmaceutical supplier under the Proposed Supply Agreement for research and development of PAS balloon catheter beta radiation products.

       Section 6.09 NON-HIRING; NON DISPARAGEMENT. During the period between the signing of this Agreement and the end of the Option Period (unless and until USSC shall have exercised the Option), USSC shall not (a) except as permitted by
Section 7.01 below, solicit for hire any PAS employee, or (b) intentionally disparage any PAS product.

       Section 6.10 SUBSEQUENT SEC DOCUMENTS. USSC shall deliver to PAS as soon as practicable after the filing thereof, a copy of any report, registration statement or other document which USSC has filed with the SEC.

                                   ARTICLE VII

                              CONDITIONS TO MERGER

       Section 7.01 CONDITIONS TO THE OBLIGATIONS OF USSC. The obligations of USSC to proceed with the Merger contemplated hereby are subject to the satisfaction at or prior to the Effective Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by
USSC:

       (a) COMPLIANCE. PAS and the Control Shareholders shall have complied with each of their covenants and agreements contained herein and in the Stock Option Agreement and, except as affected by any action contemplated by or permitted under this Agreement or the Stock Option Agreement, or as consented to in writing by USSC, each of the representations and warranties of PAS contained herein and of the Shareholders (as that term is defined in the Stock Option Agreement) contained in the Stock Option Agreement shall be true and correct in all material respects with the same force and effect as if made as of the Effective Date.

       (b) SHAREHOLDER LIST AND SHAREHOLDER APPROVAL. PAS shall have provided USSC with a list on the Effective Date containing the full names, addresses and percentage ownership in PAS capital stock held by all PAS Shareholders, which list shall be certified by the Secretary of PAS; and this Agreement and the filing of the Certificate of Merger shall have been approved by the shareholder votes necessary for mergers under PAS's Articles of Incorporation and by the affirmative vote of the holders of at least Ninety Percent (90%) of the Aggregate PAS Common Stock Equivalents, and, additionally, there shall be less than Five Percent (5%) Dissenting Shares which shall have exercised their dissenters rights under applicable Law.

       (c) REGULATION D EXEMPTION. An exemption from registration under the Act satisfactory to the Company in the opinion of counsel to USSC shall be available to the Company pursuant to Section 4(2) of the Act, the SEC's Regulation D pursuant to the Act, or is otherwise available in the opinion of counsel to USSC; All Shareholders shall be "Accredited Investors" as defined in the SEC's Regulation D, or shall be sophisticated investors and consent to the appointment of a purchaser representative to advise such Shareholder with respect to the Merger and the investment decision with respect to USSC Common Stock.

       (d) OFFICER'S CERTIFICATE. USSC shall have received a certificate from the President & Chief Executive Officer of PAS that, to the best of his knowledge and belief, the conditions set forth in Section 7.01 have been fulfilled and accomplished.

       (e) LEGAL OPINIONS. USSC shall have received an opinion of Brobeck, Phleger & Harrison, counsel to PAS, dated the Effective Date, substantially in the form of EXHIBIT D-1 attached hereto. USSC shall have received a duly executed questionnaire in the form of EXHIBIT C from each Shareholder.

       (f) CONSENTS, APPROVALS, ETC. OBTAINED. PAS shall have given any and all required notices of the transactions contemplated by this Agreement, and shall have obtained any and all written consents required for the transactions contemplated by this Agreement, pursuant to its Articles of Incorporation and Bylaws and pursuant to each material contract, loan, or agreement, plan, policy, lease, permit, license and other document or instrument specified in any Exhibit or Schedule hereto as requiring such notice or consent, which shall be at the existing terms and conditions. No terminations or defaults shall have occurred or be threatened, by reason of this Agreement or the transactions contemplated hereby, pursuant to any material contract, loan, agreement, plan, policy, lease, permit, license or any other document or instrument specified in any Exhibit or Schedule attached hereto that could have a Material Adverse Effect on PAS. PAS shall have transmitted to USSC copies of all documents executed by PAS in connection with the obtaining of required consents, or giving of required notices.

       (g) PROFESSIONAL FEES. On or prior to the Effective Date, all existing agreements between PAS and any consultant or advisor thereof shall have been terminated and without any payment due, other than as permitted by Section 3.14 above. PAS shall provide to USSC on the Effective Date satisfactory evidence of same including, without limitation, final bills marked as such by Wilson, Sonsini Goodrich & Rosati; Venture Law Group; Brobeck, Phleger & Harrison; Burns, Doane, Swecker & Mathis, L.L.P.; and Coopers & Lybrand, L.L.P. and any other provider of financial, legal and accounting services set forth in the PAS Disclosure Schedule.

       (h) OTHER DOCUMENTS. USSC shall have received all documents and information it may reasonably request relating to this transaction, each in form and substance reasonably satisfactory to USSC but same shall not be deemed in satisfaction of or a substitute for the representations, warranties and indemnities of PAS and the Control Shareholders hereunder. USSC shall also have received PAS's books and records as described in Section 5.13(b).

       (i) CHANGE IN CONDITION. There shall have been no Material Adverse Effect on PAS or USSC since the date of this Agreement.

       (j) FINANCIAL STATEMENTS. USSC shall have the Interim Period Financial Statements provided for in Section 5.18, together with a certificate of the President of PAS that to the best of his knowledge each of same present fairly the financial condition of PAS as of the dates set forth therein.

       (k) RESIGNATIONS. USSC and Transitory Sub shall have received the resignations

(including a waiver of any claim for directors fees or other claims against PAS) effective as of the Effective Date, of each director and officer of PAS and each PAS Subsidiary.

       (l) EMPLOYEES. USSC shall have entered into such employment and consulting arrangements or agreed upon terms of employment with key PAS employees (a list of which PAS employees USSC has provided to PAS prior to the entering into of this Agreement) as USSC shall deem necessary or appropriate in its discretion, provided that the foregoing shall not be deemed to require any such Persons to agree to any such arrangements or terms with USSC and any such arrangement or terms shall be upon the mutual agreement of USSC and such key PAS employee.

       (m) INVENTORS. USSC shall have received the Inventor Support Agreement in the form set forth in EXHIBIT E from Robert Hess and PAS shall have used its commercially reasonable efforts to obtain the signatures of the other individuals whose names are set forth on such exhibit.

       (n) TEST RESULTS. USSC shall have received and, on or prior to August 1, l997, shall have determined in its sole and absolute discretion that it is satisfied with the results of PAS's clinical studies with respect to PAS's new bumblebee stent technology.

       (o) CALMEDICA. Calmedica, L.L.C. ("Calmedica") shall have executed and delivered the patent assignments and otherwise complied with that certain Patent Assignment Agreement by and among PAS, Calmedica and USSC dated the date hereof attached hereto as EXHIBIT B.

       (p) USSC. USSC shall have determined, in its sole and absolute discretion, to proceed with the Merger contemplated by this Agreement.

       Section 7.02 CONDITIONS TO THE OBLIGATIONS OF PAS. The obligations of PAS to proceed with the Merger contemplated hereby are subject to the satisfaction at or prior to the Effective Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by PAS:

       (a) COMPLIANCE. USSC shall have complied with each of its covenants and agreements contained herein and, except as affected by any action contemplated by or permitted under this Agreement, each of the representations and warranties of USSC contained in Article IV hereof shall be true and correct in all material respects at and as of the Effective Date as if made at and as of the Effective Date.

       (b) OFFICER'S CERTIFICATE. PAS shall have received a certificate, dated the Effective Date, signed by an authorized officer of each of USSC and Transitory Sub certifying that, to the best of his knowledge and belief, all of the conditions set forth in Section 7.02 have been fulfilled and accomplished.

       (c) LEGAL OPINIONS. PAS shall have received an opinion of Thomas R. Bremer, Esq., Senior Vice President and General Counsel to USSC, dated the Effective Date, substantially in the form of EXHIBIT D-2 attached hereto.

       (d) CONSENTS, APPROVALS, ETC. OBTAINED. USSC shall have given any and all required notices of the transactions contemplated by this Agreement, and shall have obtained any and all written consents required for the transactions contemplated by this Agreement, pursuant to its Certificate of Incorporation and Bylaws and pursuant to each material contract, loan, or agreement, plan, policy, lease, permit, license and other document or instrument specified in any exhibit or schedule hereto as requiring such notice or consent, which shall be at the existing terms and conditions. No terminations or defaults shall have occurred or be threatened, by reason of this Agreement or the transactions contemplated hereby, pursuant to any material contract, loan, agreement, plan, policy, lease, permit, license or any other document or instrument specified in any Exhibit or Schedule attached hereto. USSC shall have transmitted to PAS copies of all documents executed by USSC in connection with the obtaining of required consents, or giving of required notices.

       (e) PAYMENT OF PROFESSIONAL FEES. USSC shall make a capital contribution to PAS which shall be used to pay the Professional Fees.

       (f) REGISTRATION OF USSC COMMON STOCK. At or prior to the Effective Time, USSC shall have filed a registration statement under the Act registering for resale by the holders thereof the Aggregate Initial USSC Stock and such registration statement shall have become effective and such registration statement shall be effective as of the Effective Time.

       (g) EXHIBIT G REPRESENTATIONS LETTER. At or prior to the Effective Time, USSC shall have provided PAS with a letter containing the representations set forth on Exhibit G.

       Section 7.03 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to proceed with the Merger are subject to the satisfaction or waiver, where permissible, on or prior to the Effective Date (a) any Governmental Body having jurisdiction, to the extent required by Law, shall have consented to or approved the consummation of the transactions contemplated by this Agreement and the applicable period of time necessary under the HSR Act before such transaction can be consummated shall have expired, and (b) there shall not be in effect (i) any Action, judgment, decree or order issued by, or pending before any Federal or state court or Governmental Body having jurisdiction, or (ii) any Law, enacted or promulgated by any Governmental Body having jurisdiction, that in either case of (i) or (ii) restrains, prohibits the consummation of the transactions contemplated by this Agreement or makes such consummation illegal; provided, that, any party hereto may contest or appeal any such judgment, decree, order or the applicability of any such Law, at its own expense, and upon notice from such party to the other parties of such contest or appeal, the Outside Date shall be automatically extended from day-to-day (for a period not to exceed sixty (60) days) until the final disposition of such contest or appeal.

                                  ARTICLE VIII

                                   TERMINATION

       Section 8.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Merger:

              (i) by the mutual written agreement of all of the parties hereto;

              (ii) by PAS, USSC or Transitory Sub if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Governmental Body having competent jurisdiction;

              (iii) by PAS, on the one hand, or USSC or Transitory Sub, on the other hand, if there has been a material misrepresentation or material breach of warranty or covenant on the part of PAS, on the one hand, or USSC and Transitory Sub, on the other hand, as the case may be;

              (iv) by USSC or Transitory Sub if a Material Adverse Effect on the Business Condition of PAS has occurred.

              (v) by PAS if a Material Adverse Effect on the Business Condition of USSC has occurred;

              (vi) by either USSC or PAS if the Merger shall not have occurred on or prior to September 30, l997; or

              (vii) by USSC if, within one (1) business day following delivery to USSC of the PAS Supplemental Disclosure Schedule, USSC shall have determined it no longer wishes to proceed with the transactions contemplated by this Agreement.

Any party desiring to terminate this Agreement pursuant to any of the foregoing clauses (ii) through (vi) shall give five (5) business days notice of such termination to each of the other parties.

       Section 8.02 EFFECT OF TERMINATION.

       (a) If this Agreement is terminated as permitted by Section 8.01, such termination shall be without liability of any party (or any shareholders, director, officer, employee, agent, consultant or representative of any party) to the other parties to this Agreement; provided that if such termination shall result from the failure of a party to fulfill a condition to the performance of the obligations to one of the other parties or to perform any covenants of such party under this Agreement or from a breach by such party of this Agreement, such party shall be fully liable for any and all damages, costs and expenses sustained or incurred by the other party or parties as a result of such failure or breach except that if such termination shall result from a breach.

       (b) Without limiting Section 8.02(a) above or USSC's remedies, in the event USSC shall in its discretion terminate this Agreement under Section 8.01(iii) at any time prior to the Effective Date then, in such event, PAS shall promptly, but in no event later than six (6) months after such termination, repay to USSC the entire amount of the Advance. If the aforesaid repayment is not made by PAS to USSC within such six (6) month period, then PAS shall automatically and without further notice be deemed in default of this Agreement and, in such event and without limitation of USSC's remedies for such default, such unpaid amount shall be repayable by PAS with interest due thereon (until the full amount of such unpaid amount (plus all accrued Default

Interest due thereon in accordance with this Section 8.02(b)) is paid to USSC, which rate of interest shall be the rate of interest which is the highest rate of interest permitted by applicable Law ("Default Interest").

       (c) If the Merger is not consummated in accordance with this Agreement for any reason other than due to termination by USSC under Section 8.01(iii), then, in such event and in lieu of repayment to USSC by PAS of the Advance, PAS shall promptly issue and deliver to USSC, without further consideration or other payment being due, the Non-Consummation Equity, as that term is defined in
EXHIBIT 8.02.

       (d) The provisions of this Section 8.02 and Sections 5.08 and 6.04 and shall survive any termination hereof.

                                   ARTICLE IX

              EXTENT AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

       Section 9.01 SURVIVAL; REMEDY FOR BREACH.

       The representations and warranties of PAS contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Effective Date for a period equal to one (1) year.

                                    ARTICLE X

                                  MISCELLANEOUS

       Section 10.01 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by recognized overnight courier service, prepaid, or by registered or certified mail return receipt requested, postage paid as follows, and any such notice or communication shall be deemed to have been given as of the date so mailed or sent:

To USSC and Transitory Sub:        United States Surgical Corporation
                                   150 Glover Avenue
                                   Norwalk, CT 06856
                                   Attention: Thomas R. Bremer
                                   Senior Vice President and General Counsel

To PAS prior to the                Progressive Angioplasty Systems, Inc.
Effective Date:                    1350 Willow Road, Suite 201
                                   Menlo Park, CA  94025
                                   Attn.: Robert Hess

With a copy to:                    Brobeck, Phleger & Harrison

                                   Two Embarcadero Place
                                   2200 Geng Road
                                   Palo Alto, CA  94303
                                   Attn.: J. Stephan Dolezalek, Esq.
                                          Faye H. Russell, Esq.

       Section 10.02 CERTAIN EXPENSES AND COSTS. All legal and other expenses incurred in connection with the transactions contemplated by this Agreement, shall be paid by the party incurring such expenses, except as set forth in
Section 7.02(e).

       Section 10.03 BINDING EFFECT; SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any right hereunder may be assigned by any party without the consent of the other party. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and valid assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

       Section 10.04 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Schedules and Exhibits hereto, embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto, which shall continue in full force and effect. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the parties hereto.

       Section 10.05 FURTHER ASSURANCES. PAS, USSC and Transitory Sub each agree, prior to and after the Effective Date, to cooperate with the other and to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to implement expeditiously the transactions contemplated by this Agreement.

       Section 10.06 GOVERNING LAW. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without giving effect to principals of conflict of law.

       Section 10.07 CONSENT TO JURISDICTION. Each of the parties hereby irrevocably agrees that any Action arising out of this Agreement may be brought against all or any of them in any competent court of the State of Delaware or in any competent court of the United States located within the State of Delaware. Service of process with respect to any such Action may be made upon it by certified first class mail, postage pre-paid, sent to the addressees set forth in Section 10.01 above, and that any such service of process shall be taken as valid personal service upon it effective five (5) days after mailing as aforesaid, whether or not such party shall then be a resident of, or doing, or any time shall have done, business within the State of Delaware.

       Section 10.08 SEVERABILITY. The invalidity or unenforceability of any paragraph or provision of this document shall not affect the validity or enforceability of any one or more of the other paragraphs or provisions. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, in order to achieve the intent of the parties to the extent possible. In that event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent.

       Section 10.09 SPECIFIC PERFORMANCE. PAS acknowledges that USSC will have no adequate remedy at law if PAS fails to perform any of its obligations hereunder, and that in such event, USSC will have the right, in addition to any other remedies it may have, to specific performance of this Agreement.

       Section 10.10 PUBLIC ANNOUNCEMENTS. PAS and USSC shall cooperate with each other in the preparation and the timing of a press release and other public statements concerning this Agreement and the transactions contemplated hereby provided, however, that nothing set forth hereinabove shall prevent or limit USSC from issuing press releases or making public statements as its counsel shall reasonably determine are required by applicable Law or the rules, regulations, guidelines or interpretations of any national securities exchange on which USSC's securities are listed. PAS shall not issue such press release, or make any public announcement, comment or statement concerning this transaction or any aspects of this Agreement without first advising and receiving the written consent of USSC and Transitory Sub in advance.

       Section 10.11 WAIVER. No waiver by a party, express or implied, of any breach of any term, condition, or obligation of this Agreement shall be construed as a waiver of any subsequent breach of any term, condition, or obligation of this Agreement, whether of the same or different nature.

       Section 10.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to USSC.

       Section 10.13 CAPTIONS. The captions and headings used herein and in the Exhibits and Schedules hereto are intended and shall for all purposes be deemed to be for convenience of reference only and shall be of no force or effect whatsoever in the construction or interpretation of this Agreement.

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.


                              UNITED STATES SURGICAL CORPORATION


                              By: _______________________________
                              Name: _____________________________
                              Title: ______________________________

                              Address:    150 Glover Avenue
                                          Norwalk, Connecticut  06856


                              USSC DEL MEDICAL, INC.


                              By:_______________________________
                                    Thomas R. Bremer
                                     President

                              Address:    150 Glover Avenue
                                          Norwalk, Connecticut  06856


                              PROGRESSIVE ANGIOPLASTY SYSTEMS, INC.


                              By:________________________________
                              Name: Robert Hess
                              Title: President & Chief Executive Officer

                              Address:    1350 Willow Road, Suite 201
                                          Menlo Park, California  94025

PAS Disclosure Schedule

USSC Disclosure Schedule

      EXHIBIT                       DESCRIPTION
      -------                       -----------
         A                               Certificate of Merger
         B                               Calmedica Agreement
         C                               Certification
         D-1                        Attorney Opinion - Sellers
         D-2                        Attorney Opinion - USSC
         E                               Inventors Support Agreement
         F                               [Intentionally Omitted]
         G                               Representation Letter
         H                               [Intentionally Omitted]

         2.07                       Milestone Consideration
         2.08                       Earn Out Consideration
         2.09                       Extraordinary Transaction
         8.02                       Non Consummation Equity


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

                                                                    EXHIBIT 8.02

                             NON CONSUMMATION EQUITY

The term "Non Consummation Equity" shall mean a new Series C, PAS convertible preferred stock which shall have the following rights, preferences, privileges and limitations:

       RIGHTS, PREFERENCES AND PRIVILEGES

       1. Fully paid, nonassessable, free and clear of all liens, non callable , no mandatory redemption or mandatory conversion, and anti-dilution protections PARI PASSU with all other equity holders.

       2. All of such shares shall be issuable to USSC in accordance with the provisions of Section 8.02(c) of the Agreement.

       3. DIVIDENDS: The holders may receive non cumulative dividends when and as declared by the Board of Directors at a rate of Seven Percent (7%) of the liquidation preference per share per annum.

       4. LIQUIDATION: In the event of liquidation, dissolution or winding up of PAS, the holders of Series C are entitled to an aggregate distribution in preference to the common stockholders of Fifteen Million Dollars ($15,000,000) pro rata among such holders. Any remaining assets available for distribution would be distributed to the holders of Series A, Series B and Series C convertible preferred stock and common stock pro rata based on the number of common stock held, calculated on a fully converted basis.

       5. CONVERSION: Each share of Series C convertible preferred stock is convertible at the sole option of the holder thereof, at any time, into such number of shares of common stock as shall give such holder twelve and one half percent (12.5%) of PAS common stock on a fully diluted basis calculated as of the date such Series C convertible preferred stock is issued to USSC. Conversion rights become automatic upon the occurrence of any one or more of the following events (collectively, "Conversion Right Events"):

       (a) in connection with the offering or sale, of PAS equity or debt securities pursuant to a registration statement under the Securities Act of 1933, as (in which event converted Non Consummation Equity shall have registration, resale and other rights and privileges as least as favorable as the holders of the Series A and Series B convertible preferred stock of PAS);

       (b) when new shareholder(s) who, alone or in concert with another, directly, or indirectly, acquires in a single or series of related transactions forty percent (40%) or more of the voting stock of PAS; and

       (c) upon the sale or other transfer of all or substantially all of the business or assets or of PAS or the cessation or winding up of all or substantially all of the business of PAS.

       PAS shall notify USSC in writing with as much notice as is reasonably possible under the circumstances as to the occurrence or expected occurrence of any one or more of the Conversion Rights Events.

       5. VOTING: Unless and until converted (except upon the occurrence of a Default Event),
          (a) no voting rights or powers to cast vote for directors; and
          (b) no right to vote as a class on an Extraordinary Transaction.

       6. INFORMATION: Subject to standard confidentiality provisions, the holders of Series C convertible preferred stock shall have the right to advance notice of, and attendance at, PAS board meetings and to receive a copy of all documents provided to PAS board members; a

                                                                    EXHIBIT 2.07

                             MILESTONE CONSIDERATION

MILESTONE                                          AGGREGATE MILESTONE AMOUNT
---------                                          --------------------------

1. USSC/PAS begin IDE clinical trial
for Stent*                                      One Million Dollars ($1,000,000)

2. USSC/PAS completion of clinical trial
for FDA Pre-Market Approval of Stent*           Two Million Dollars ($2,000,000)

3. USSC/ PAS submission
of Pre-Market Approval to FDA for Stent*        Two Million Dollars ($2,000,000)

4. FDA approval of USSC/PAS application
for Pre-Market Approval of Stent*,
 provided such approval shall occur
no later than year 2000                   Thirteen Million Dollars ($13,000,000)

5. Ownership and validity of
Hess Radiation Patent** has not been
successfully challenged by a third party
prior to January 1, l999                        Two Million Dollars ($2,000,000)

6. USSC/PAS commencement
of IDE clinical trial with
PAS Radiation Product***                        Two Million Dollars ($2,000,000)

7. USSC/PAS submission
for FDA Pre-Market Approval
of PAS Radiation Product***                   Three Million Dollars ($3,000,000)

8. FDA approval of USSC/PAS application
for Pre-Market Approval
of PAS Radiation Product***                   Eight Million Dollars ($8,000,000)

9. USSC/PAS commercial release
in the United States of High Pressure
and Spiral Wrap Products****                    Two Million Dollars ($2,000,000)

10. USSC/PAS submission to Japanese
regulatory authorities for Japanese
equivalent of FDA Pre-Market Approval
for Stent*                                      One Million Dollars ($1,000,000)

11. Japanese Regulatory authority approval
of USSC/PAS application for Japanese
equivalent of FDA Pre-Market Approval
for Stent*                Two Million Five Hundred Thousand Dollars ($2,500,000)

DEFINITIONS

       For purposes of this Exhibit 2.07 the following definitions shall apply:

1. Stent*: The term "Stent" shall mean PAS's bumblebee stent, or other PAS stent at USSC's discretion, in either case based on PAS's current nitinol technology as of the date of this Agreement.

2. PAS Radiation Product**: The term "PAS Radiation Product" shall mean a local radiation delivery catheter that delivers beta radiation directly to the arterial wall via the balloon on the catheter.

3, Hess Radiation Patent***: The term "Hess Radiation Patent" shall mean (a) U.S. Patent number 5,411,466 entitled "Apparatus for Restenosis Treatment" issued on May 2, 1995, or (b) U.S. Patent number 5,302,168 entitled "Method and Apparatus for Restenosis Treatment" issued on April 12, 1994.

4. High Pressure and Spiral Wrap Products****: The term "High Pressure Product" shall mean a coronary angioplasty catheter utilizing "high pressure" balloon material that is not polyethylene (PE) and is designed for dilation of rigid lesions and stainless steel stents. The term "Spiral Wrap Product" shall mean a wrap that covers the balloon portion of the coronary angioplasty catheter that provides an ultra-low profile to the balloon and protects the balloon material.

                                                                    EXHIBIT 2.08

                             EARN OUT CONSIDERATION

       Earn Out shall be based upon cumulative Net Sales (defined below) of Products (defined below) during the Earn Out Period, up to a maximum of Fifty Million Dollars ($50,000,000) based upon the following formula:

CUMULATIVE NET SALES                         EARN OUT PERCENTAGE
--------------------                         -------------------
$0 through $100 million                       Six Percent (6%)
$100,000,001 through $250 million             Eight Percent (8%)
greater than $250 million                     Ten Percent (10%)

Maximum Total                                 $50 million

"Net Sales" means gross sales of the Products billed and shipped by USSC, PAS or their respective Subsidiaries, Affiliates, Sublicensees or permitted assignees, less allowances and discounts actually allowed (other than advertising allowances, or fees or commissions to salesmen or sales representatives), returns, invoices written off as uncollectable, billed taxes and customs duties paid by USSC, costs of insurance and transportation, freight and transit insurance, and shall not include samples or demonstration materials or any sales to USSC employees for any reason other than resale. The term "Net Sales" shall not include sales between the Parties, sales by independent distributors or sales between USSC or PAS and its Affiliates, Sublicensees (defined below) or permitted assignees.

       "Products" means catheters, stents and radiation products principally embodying PAS's proprietary technology as of the date of this Agreement

       "Sublicensee" means any Person to whom USSC or PAS, as the case may be, grants a sublicense to manufacture or sell a Product.

                                                                    EXHIBIT 2.09

                            EXTRAORDINARY TRANSACTION

Arterial Vascular Engineering Incorporated

Boston Scientific Corporation

C.R. Bard Incorporated

Guidant Corporation

Johnson & Johnson Incorporated

Medtronic Incorporated

Pfizer Incorporated